UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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AVNET, INC.

(Name of Registrant as Specified In Its Charter)

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AVNET, INC.

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Friday, November 8, 2013

TO ALL SHAREHOLDERS OF AVNET, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AVNET, INC., a New York corporation (“Avnet”), will be held at the Avnet, Inc. Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034, on Friday, November 8, 2013, at 7:30 a.m., local time, for the following purposes:

1.	To elect the nine (9) director nominees named in the attached proxy statement to serve until the next annual meeting and until their successors have been elected and qualified.

2.	To conduct an advisory vote on executive compensation.

3.	To approve the Avnet, Inc. 2013 Stock Compensation and Incentive Plan.

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending June 28, 2014.

5.	To take action with respect to such other matters as may properly come before the Annual Meeting (including postponements and adjournments).

The Board of Directors has fixed the close of business on September 10, 2013, as the record date for the Annual Meeting. Only holders of record of shares of Avnet’s Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Michael R. McCoy

Secretary

September 26, 2013

AVNET, INC.

2211 South 47th Street

Phoenix, Arizona 85034

PROXY STATEMENT

Dated September 26, 2013

FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 8, 2013

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Avnet, Inc. (“Avnet” or the “Company”) to be voted at the annual meeting of shareholders to be held at Avnet’s Corporate Headquarters, 2211 South 47th Street, Phoenix, Arizona 85034, on November 8, 2013, and at any and all postponements or adjournments thereof (the “Annual Meeting”), with respect to the matters referred to in the accompanying notice. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is September 26, 2013. Only holders of record of outstanding shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), at the close of business on September 10, 2013, the record date, are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share held on the record date. The aggregate number of shares of Common Stock outstanding (net of treasury shares) at September 10, 2013, was 137,469,902 comprising all of Avnet’s capital stock outstanding as of that date.

At the meeting you will be asked to elect the nine director nominees named in the Proxy Statement, conduct an advisory vote on executive compensation, approve the Avnet, Inc. 2013 Stock Compensation and Incentive Plan and ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending June 28, 2014.

Proxies for shares of Common Stock may be submitted by completing and mailing the proxy card that accompanies this Proxy Statement or by submitting your proxy voting instructions by telephone or through the Internet. Shareholders who hold their shares through a broker, bank or other nominee should contact their nominee to determine whether they may submit their proxy by telephone or Internet. Shares of Common Stock represented by a proxy properly signed or submitted and received at or prior to the Annual Meeting will be voted in accordance with the shareholder’s instructions. If a proxy card is signed, dated and returned without indicating any voting instructions, shares of Common Stock represented by the proxy will be voted as the Board recommends. The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have discretion to vote according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Annual Meeting. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting to the extent permitted under the Business Corporation Law of the State of New York and the Company’s By-laws.

Proxy and Revocation of Proxy

Any person who signs and returns the enclosed proxy or properly votes by telephone or Internet may revoke it by submitting a written notice of revocation or a later dated proxy that is received by Avnet prior to the Annual Meeting, or by voting in person at the Annual Meeting. However, a proxy will not be revoked by simply attending the Annual Meeting and not voting. All written notices of revocation and other communications with respect to revocation by Avnet shareholders should be addressed as follows: Michael McCoy, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. To revoke a proxy previously submitted by telephone or Internet, a shareholder of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked. Please note that any shareholder whose shares are held of record by a broker, bank or other nominee, and who provides voting instructions on a form received from the nominee, may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares. Such shareholders may not vote in person at the Annual Meeting unless the shareholder obtains a legal proxy from the broker, bank or other nominee.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the shareholders of record entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the Annual Meeting in person or by proxy will be counted toward a quorum. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Abstentions and broker non-votes, which are more fully discussed below, will not be counted as a “vote cast” and therefore will have no effect on the outcome of any proposal.

Broker Voting

Brokers holding shares of record for a customer have the discretionary authority to vote on certain limited matters if they do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also some matters (“non-routine matters”) with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, then what is referred to as a “broker non-vote” results. Any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, but would be treated as not entitled to vote with respect to non-routine matters. Therefore, a broker non-vote would not count as a vote in favor of or against such matters and, accordingly, would not affect the outcome of the vote.

The election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), and the proposal to adopt the Avnet, Inc. 2013 Stock Compensation and Incentive Plan (Proposal 3) are classified as non-routine matters. Accordingly, brokers, banks and other nominees will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Proposal 4) without instructions from the beneficial owners. As a result, the Company encourages all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

Proposals and Required Vote

Proposal 1

To be elected, each director nominee must receive the affirmative vote of a plurality of the votes of the Common Stock present or represented at the Annual Meeting and entitled to vote. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for the election of directors and, therefore, will not affect the outcome of the vote on such election. However, Avnet’s Corporate Governance Guidelines (the “Guidelines”) require that, in an uncontested election, any director nominee who receives a greater number of votes “withheld” than votes “for” in the election must promptly submit a letter of resignation to the Board following the certification of the shareholder election results. The Guidelines specify the procedures that the Board of Directors must follow in such event and the time frame within which the Board must determine and publicly announce the results of its deliberation.

Proposal 2

As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Board of Directors is requesting that the Company’s shareholders approve, on a non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement. Approval, on a non-binding basis, of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Only votes cast “for” or “against” the proposal will be counted in determining whether the proposal has been adopted. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares on this proposal. Thus, a shareholder who does not vote on this proposal at the Annual Meeting (whether due to abstention or a broker non-vote) will not affect the outcome of the vote but will reduce the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated. Although the vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote, consider shareholder concerns and take them into account in future determinations concerning the executive compensation program.

Proposal 3

Approval of the Avnet, Inc. 2013 Stock Compensation and Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Only votes cast “for” or “against” the proposal will be counted in determining whether the proposal has been adopted. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares on this proposal. Thus, a shareholder who does not vote at the Annual Meeting (whether due to abstention or a broker non-vote) will not affect the outcome of the vote but will reduce the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

Proposal 4

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014 requires the affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote. Abstentions are not counted in determining the votes cast in connection with the ratification of the appointment of KPMG LLP, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares on this proposal.

The Board of Directors recommends you vote “FOR” all of the directors named in Proposal 1 and “FOR” proposals  2, 3 and 4.

CORPORATE GOVERNANCE

Avnet is committed to good corporate governance practices. This commitment is not new — the Company has developed and evolved its corporate governance practices over many years. The Board of Directors believes that good corporate governance practices provide an important framework that promotes long-term value, strength and stability for shareholders.

Corporate Governance Guidelines

The Corporate Governance Guidelines (the “Guidelines”) collect in one document many of the corporate governance practices and procedures that have evolved at Avnet over the years. Among other things, the Guidelines address the duties of the Board of Directors, director qualifications and selection process, director compensation, Board operations, management succession, Board committee matters and director orientation and continuing education. The Guidelines also provide for annual self-evaluations by the Board and its committees. The Board reviews the Guidelines on an annual basis. The Guidelines are available on the Company’s website at www.ir.avnet.com/documents.cfm.

As a general policy, as set forth in the Guidelines, the Board recommends certain limits as to the service of directors on other boards of public companies. These limits are as follows: (1) the

Company’s Chairman of the Board and its Chief Executive Officer may serve on up to two additional boards; (2) Directors who are actively employed on a full-time basis may serve on up to two additional boards; and (3)  Directors who are retired from active full-time employment may serve on up to five additional boards.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent directors. The Board has determined that the following Directors are independent under the Guidelines: J. Veronica Biggins, Michael A. Bradley, R. Kerry Clark, James A. Lawrence, Frank R. Noonan, Ray M. Robinson, William H. Schumann, III and William P. Sullivan (the “Independent Directors”).

Director Nominations

The Corporate Governance Committee is responsible for identifying, screening and recommending candidates for election to the Company’s Board of Directors. The Committee reviews the business experience, education and skills of candidates as well as character and judgment. Although the Corporate Governance Committee does not have a formal policy concerning diversity, Avnet believes that valuing diversity makes good business sense and the charter of the Corporate Governance Committee includes a statement that it considers diversity as an important factor for service on the Board and reviews factors such as age, gender, race and culture. These factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Directors must also possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of all shareholders. Board members are expected to diligently prepare for, attend and participate in all Board and applicable Committee meetings. Each Board member is expected to ensure that other existing and future commitments do not materially interfere with the member’s service as a Director.

The Corporate Governance Committee reviews whether a potential candidate will meet the Board’s independence standards and any other director or committee membership requirements imposed by law, regulation or stock exchange rules.

Director candidates recommended by the Corporate Governance Committee are subject to full Board approval and subsequent election by the shareholders. The Board of Directors is also responsible for electing directors to fill vacancies on the Board that occur due to retirement, resignation, expansion of the Board or other events occurring between the shareholders’ annual meetings. The Corporate Governance Committee may retain a search firm, from time to time, to assist in identifying and evaluating director candidates. When a search firm is used, the Committee provides specified criteria for director candidates, tailored to the needs of the Board at that time, and pays the firm a fee for these services. Recommendations for director candidates are also received from Board members and management and may be solicited from professional associations as well.

The Corporate Governance Committee will consider recommendations of director candidates received from shareholders on the same basis as recommendations of director candidates received from other sources. The director selection criteria discussed above will be used to evaluate all recommended director candidates. Shareholders who wish to suggest an individual for consideration for election to the Company’s Board of Directors may submit a written recommendation to the Corporate Governance Committee by sending it to: Michael McCoy, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. Shareholder recommendations must contain the following information:

•	The shareholder’s name, address, number of shares of Avnet Common Stock beneficially owned and, if the shareholder is not a record shareholder, evidence of beneficial ownership;

•	A statement in support of the director candidate’s recommendation;

•

The director candidate’s detailed biographical information describing experience and qualifications, including current employment and a list of any other boards of directors on which the candidate serves;

•	A description of all agreements, arrangements or understandings between the shareholder and the director candidate;

•	The candidate’s consent to be contacted by a representative of the Corporate Governance Committee for interviews and his or her agreement to provide further information, if needed;

•	The candidate’s consent for a background check; and

•	The candidate’s consent to serve as a director, if nominated and elected.

Under the Company’s By-laws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. Details regarding this nomination procedure and the required notice and information are set forth elsewhere in this Proxy Statement under the heading “2014 Annual Meeting.”

Director Communications

Shareholders and other interested parties may contact any or all of the Company’s Directors by writing to the Board of Directors or to the Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034. They may also submit an email to the Chairman of the Board, the chair of the Audit Committee or the non-employee Directors as a group, by filling out the email form on the Company’s website at www.ir.avnet.com/governance.cfm under the caption “Committee Composition.”

Communications received are distributed to the Board, or to any individual Director or group of Directors as appropriate, depending on the facts and circumstances outlined in the communication. The Avnet Board of Directors has requested that items that are unrelated to the duties and responsibilities of the Board be excluded, including spam, junk mail and mass mailings, product and services inquiries, product and services complaints, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any product and services inquiries or complaints will be forwarded to the proper department for handling. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any such communication will be made available to any non-employee Director upon request.

Management Succession

The Board of Directors is actively engaged and involved in talent management. The Board reviews the Company’s human resources strategy at least annually. Additionally, the Board regularly reviews and discusses a management succession plan designed to provide for continuity in and development of senior management. This plan, on which Avnet’s Chief Executive Officer (“CEO”) and Chief Human Resources Officer reports at least annually, addresses (a) emergency CEO succession, (b) CEO succession in the ordinary course of business, and (c) succession for other members of senior management. This plan assesses senior management experience, performance, skills and planned career paths. Additionally, the Corporate Governance Committee periodically reviews the Company’s succession plans with respect to the CEO.

Code of Conduct

The Company adopted a Code of Conduct that applies to Directors, officers and employees, including the CEO and all financial and accounting personnel. A copy of the Code of Conduct can be reviewed at www.ir.avnet.com/documents.cfm. Any future amendments to, or waivers for executive officers and Directors from certain provisions of the Code of Conduct, will be posted on the Company’s website.

Reporting of Ethical Concerns

The Audit Committee of the Board of Directors has established procedures for employees, shareholders, vendors and others to communicate concerns about the Company’s ethical conduct or business practices including accounting, internal controls or financial reporting issues. Matters may be reported in the following ways:

Employees of the Company are encouraged to contact their manager, a Human Resources representative or a Code of Conduct Advisor and discuss matters of concern.

All persons, including employees, may contact:

•	The Legal Department, by telephone at (480) 643-7106, or by mail at 2211 South 47th Street, Phoenix, Arizona 85034; or

•

The Ethics Alertline at 1-800-861-2899 (within the United States and Canada) or via the Internet at www.avnet.alertline.com. Reports via the Ethics Alertline will be treated confidentially within the limits of the law, and may be made on an anonymous basis.

Board Leadership Structure

Pursuant to the Guidelines, the Board of Directors has the flexibility to decide whether it is best for the Company at a given point in time for the roles of the CEO and Chairman of the Board to be separate or combined and, if separate, whether the Chairman should be selected from the independent directors or be an employee of the Company. The Board believes that the Company and its shareholders are best served by maintaining this flexibility rather than mandating a particular leadership structure. In the event that the Chairman is an employee of the Company, the Guidelines provide for an active lead independent director.

To promote free and open discussion and communication, Independent Directors meet in executive session without management present at regularly scheduled Board meetings. Independent Directors may meet at other times at the discretion of an independent Chairman, the lead independent director or upon the request of any Independent Director.

Mr. Schumann, an Independent Director of the Company, serves as the Chairman and Mr. Hamada is the CEO. The Board of Directors has concluded that the current leadership structure provides an appropriate framework for the Directors to provide independent, objective and effective oversight of management at this point in time.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines providing that Directors should own, within five years of joining the Board, shares of Avnet, Inc. common stock worth at least five times the director’s annual cash retainer. Shares that are awarded to directors as part of director compensation, as well as phantom shares acquired by directors under a deferred compensation plan, count towards the guideline. The Board will evaluate whether exceptions should be made in the case of any director who, due to his or her unique financial circumstances, would incur a hardship by complying with this requirement. As of June 29, 2013, each Director was in compliance with these guidelines.

Avnet Website

In addition to the information about Avnet and its subsidiaries contained in this Proxy Statement, extensive information about the Company can be found on its website located at www.avnet.com, including information about the Company’s management team, products and services and its corporate governance practices. The corporate governance information on Avnet’s website includes the Guidelines, the Code of Conduct, the charters for each of the standing committees of the Board of Directors, how a shareholder can communicate with the Corporate Governance Committee to nominate a director candidate for election and how shareholders and other interested parties can communicate with the Chairman of the Board, the chair of the Audit Committee and the non-employee Directors as a group. In addition, amendments to the Code of Conduct and waivers granted to the Company’s Directors and executive officers under the Code of Conduct, if any, will be posted in this area of the website. These documents can be accessed at www.ir.avnet.com/documents.cfm. Printed versions of the Guidelines, the Code of Conduct and the charters for the Board committees can be obtained, free of charge, by writing to the Company at: Michael McCoy, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034.

In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those Reports, if any, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as Section 16 filings made by any of the Company’s executive officers and Directors with respect to Avnet Common Stock, are available on the Company’s website (www.avnet.com under the “Investor Relations — SEC Filings” caption) as soon as reasonably practicable after the report is electronically filed with, or furnished to, the SEC.

This information about Avnet’s website and its content, together with other references to the website made in this Proxy Statement, is for information only. The content of the Company’s website is not and should not be deemed to be incorporated by reference in this Proxy Statement or otherwise filed with the SEC.

Political Spending and Lobbying

The Company does not currently engage in any direct lobbying efforts and does not provide direct financial support to any political party or candidate for public office. Additionally, the Company does not currently have a Company administered political action committee and does not contribute directly to any other political action committee. While the Company does have a limited charitable contributions program and a charitable matching program for its employees, such programs prohibit contributions to political or lobbying organizations, candidates or campaigns.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Avnet’s Board of Directors held six meetings during fiscal 2013 — four regular quarterly meetings, one annual strategic planning meeting and one special telephonic meeting. The non-employee Directors met separately in executive session five times during fiscal 2013.

During fiscal 2013, each Director standing for reelection attended at least 75% of the combined number of meetings of the Board held during the period for which the Director served and of the committees on which such Director served.

All members of the Board of Directors are expected to attend the annual meeting of shareholders, unless unusual circumstances prevent such attendance. Board and committee meetings are scheduled in conjunction with the annual meeting of shareholders. All of the Directors standing for reelection attended Avnet’s 2012 annual meeting of shareholders.

The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee and Corporate Governance Committee. Each of these committees is comprised solely of non-employee Directors, reports regularly to the full Board and annually evaluates its performance. The members of the committees as of the date of this Proxy Statement are identified in the following table.

Director	Audit	Compensation	Corporate Governance
J. Veronica Biggins		✓	Chair
Michael A. Bradley		✓	✓
R. Kerry Clark	✓	✓
James A. Lawrence	Chair
Frank R. Noonan	✓
Ray M. Robinson			✓
William H. Schumann, III	✓	✓	✓
William P. Sullivan		Chair	✓

Audit Committee

The Audit Committee is charged with assisting and representing the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the financial statements of the Company, the independence, qualifications and performance of the Company’s independent external auditors, the performance of the Company’s internal audit function and compliance with legal and regulatory requirements, as well as the Company’s internal ethics and compliance program and enterprise risk management activities. Moreover, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. Additionally, the Audit Committee reviews and approves transactions with any related person in which the Company is a participant and involves an amount that equals or exceeds $120,000 per year. All of the members of the Audit Committee are independent under the independence requirements of the NYSE listing standards, the independence standards adopted by the Board, and also meet the additional requirements for audit committee independence established by the SEC. The Board of Directors has determined that the four members of the Audit Committee (Messrs. Clark, Lawrence, Noonan and Schumann) qualify as “audit committee financial experts,” as defined in rules adopted by the SEC. Please see the Audit Committee Report set forth elsewhere in this Proxy Statement for more information about the Committee and its operations. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2013, the Audit Committee held eight meetings.

Compensation Committee

The Compensation Committee oversees the Company’s overall compensation structure, policies and programs and assists the Board of Directors in fulfilling its responsibilities with respect to administering the Company’s long-term incentive plan, reviews and approves compensation arrangements with executive officers of the Company, and evaluates the performance of and recommends the compensation for the CEO. The Committee’s objective is to establish and administer a “total compensation program” that fairly and competitively rewards long-term performance and enhances shareholder value. All members of the Committee meet the independence requirements of the NYSE listing standards and the independence standards adopted by the Board of Directors. The Committee operates under a written charter that outlines the purpose, member qualifications, authority and responsibilities of the Committee. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. A copy of the Committee charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2013, the Compensation Committee held five meetings.

Corporate Governance Committee

The Corporate Governance Committee is charged with identifying, screening and recommending to the Board of Directors appropriate candidates to serve as directors of the Company and is responsible for overseeing the process for evaluating the Board of Directors and its Committees. This Committee also reviews the Company’s succession plans and oversees and makes recommendations with respect to corporate governance issues affecting the Board of Directors and the Company. All of the members of the Corporate Governance Committee are independent under Avnet’s independence standards and the NYSE listing standards. The Committee operates under a written charter that outlines the Committee’s purpose, member qualifications, authority and responsibilities. The Committee reviews its charter and conducts an evaluation of its own effectiveness annually. The charter is available on the Company’s website at www.ir.avnet.com/documents.cfm. During fiscal 2013, the Corporate Governance Committee held four meetings.

Executive Committee

The Board of Directors has an Executive Committee which is charged with the authority of the full Board and, between meetings of the Board, is authorized to exercise the powers of the Board in the management of the business and affairs of Avnet to the extent permitted by law. The Executive Committee is comprised of the Chairman and four other Directors. The Executive Committee did not meet in fiscal 2013.

The Board’s Role in Risk Oversight

One function of the Board is oversight of risk management at Avnet. “Risk” is present in every business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and its committees. The Board considers “risk” for these purposes to be the possibility that an undesired event could occur that adversely affects the achievement of the Company’s objectives. Examples of the types of risks that the Company faces include:

•	operational risks, such as disruptions to the Company’s information systems and logistics capabilities and risks relating to compliance with governmental regulations;

•	macroeconomic risks, such as global economic or financial disruption;

•	strategic risks, such as risks associated with emerging markets and the concentration of revenue; and

•	“event” risks, such as natural or pandemic disasters impacting the Company’s operations.

A business deals with risks in various ways. Some risks may be easily perceived and controlled, while others are unknown. Some risks can be avoided or mitigated by particular behavior, while some risks are unavoidable. Potential impacts and the severity of the potential impacts vary, and the appropriate range of response to a perceived risk can vary depending upon the potential severity of the adverse effects that might occur in connection with the risk. Some risk taking is engaged in voluntarily by Avnet and most businesses, particularly where risk may be acceptable because of the greater perceived potential for reward. Avnet engages in numerous activities seeking to align its voluntary risk-taking with Company’s strategy, especially in the area of encouraging innovation.

Management is responsible for identifying risk and risk controls related to significant business activities, and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk. The Company has implemented a formalized Enterprise Risk Management program and established an Enterprise Risk Council with executive-level sponsorship and active participation from all functional areas of the business. The Board implements its risk oversight responsibilities by having management provide periodic briefing and information sessions on its Enterprise Risk Management findings and activities. In some cases, risk oversight in specific areas is a responsibility of a Board committee, such as the Audit Committee’s oversight of issues related to internal control over financial reporting and the Compensation Committee’s oversight of risks related to compensation programs.

The Compensation Committee has assessed the Company’s compensation programs and concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee and management assessed Avnet’s executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. Management has evaluated all compensation programs and focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, management believes that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole, and that the incentive compensation programs provide incentives that do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks. Further, management believes that the incentive compensation programs are compatible with effective internal controls and the Company’s risk management practices, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

PROPOSAL 1

ELECTION OF DIRECTORS

Nine (9) directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. It is the intention of the persons named in the enclosed proxy card to vote each properly signed and returned proxy (unless otherwise directed by the shareholder executing such proxy) for the election of each of the nine director nominees listed below. Each nominee has consented to being named herein and to serving if elected. All of the nominees were elected Directors at the Annual Meeting of Shareholders held on November 2, 2012.

Directors will be elected by a plurality of the votes properly cast at the Annual Meeting. Only votes cast “for” the election of Directors will be counted in determining whether a nominee for Director has been elected. Thus, shareholders who do not vote, or who withhold their vote, will not affect the outcome of the election. Additionally, brokers do not have discretionary authority to vote on the election of directors if they do not receive timely instructions from the beneficial owners. As a result, the Company encourages all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted in the election of directors.

Under the Guidelines, however, any director nominee who receives a greater number of votes “withheld” than votes “for” in the election must promptly submit a letter of resignation to the Board following the certification of the election results. The Board must then determine whether to accept the director’s resignation in accordance with the procedures set forth in the Guidelines and publicly announce the results of its deliberation.

In case any of the nominees below should become unavailable for election for any presently unforeseen reason, the persons named in the enclosed form of proxy will have the right to use their discretion to vote for a substitute or to vote for the remaining nominees and leave a vacancy on the Board of Directors. Under Avnet’s By-laws, any such vacancy may be filled by a majority vote of the Directors then in office or by the shareholders at any meeting thereof. Alternatively, the Board of Directors may reduce the size of the Board to eliminate the vacancy.

The information set forth below as to each nominee has been furnished by such nominee as of September 10, 2013.

The Board recommends a vote “FOR” all of the nominees named below.

Name	Age	Year First Elected	Principal Occupations During Last Five Years; Other Directorships and Activities
J. Veronica Biggins	66	1997	Ms. Biggins is a Managing Director and a member of the executive committee of Diversified Search LLC, an executive and board search firm. She was Managing Partner of the Atlanta office of Hodge Partners from 2007 until 2011 when it became a part of Diversified Search. Ms. Biggins served as Assistant to the President of the United States and Director of Presidential Personnel under President William Clinton. Ms. Biggins has served on the board of Southwest Airlines Co. since 2011. Ms. Biggins’ background includes 20 years of experience with NationsBank (now Bank of America) and its predecessor. She previously served as a director of Zep Inc. (2007 — 2012) and AirTran Holdings, Inc. prior to its acquisition by Southwest Airlines (2001 — 2011). Ms. Biggins serves on a number of non-profit Boards. Ms. Biggins brings extensive experience related to identifying and recruiting executive talent, as well as extensive board experience and perspective resulting from past and present service on boards of public companies in various industries.
Michael A. Bradley	64	2012	Mr. Bradley has served as Chief Executive Officer of Teradyne, Inc. since May 2004 and as a director since April 2004. He was President of Teradyne from May 2003 until January 2013, President of Teradyne’s Semiconductor Test Division from April 2001 until May 2003 and Teradyne’s Chief Financial Officer from July 1999 until April 2001. Mr. Bradley has also been a director of Entegris, Inc. and its predecessor company, Mykrolis Corporation, since 2001. The Board benefits from Mr. Bradley’s extensive experience in the semiconductor industry and from his experience in running a global technology operation. The Board believes he provides additional perspective in the areas of corporate governance and financial reporting.
R. Kerry Clark	61	2012	R. Kerry Clark served as Chairman and Chief Executive Officer of Cardinal Health, Inc., a provider of health care products and services, until his retirement in 2009. Mr. Clark joined Cardinal Health in April 2006 as President and Chief Executive Officer and became Chairman in November 2007. Prior to joining Cardinal Health, he held various positions at The Procter & Gamble Company, including President of P&G Asia; President, Global Market Development and Business Operations; and Vice Chairman of the Board. He is a director of General Mills (since 2009) and Textron, Inc. (since 2003). He is also a director of Hauser Capital Partners LLC and Hauser Private Equity LLC. Mr. Clark brings to the Board business leadership, corporate strategy and operating expertise. Mr. Clark also lends a global business perspective. Additionally, Mr. Clark provides additional insight and value in corporate governance, talent development, change management, marketing and business development.

Name	Age	Year First Elected	Principal Occupations During Last Five Years; Other Directorships and Activities
Richard P. Hamada	55	2011	Mr. Hamada has served as the Chief Executive Officer of Avnet since July 2011 and a director since February 2011. Prior to that, he served as the President (May 2010 — July 2011) and as the Chief Operating Officer of Avnet (2006 — 2011). Mr. Hamada is also a member of the College of Business Administration Advisory Board for San Diego State University. As a result of his long tenure as an Avnet executive, Mr. Hamada provides the Board with extensive knowledge of the Company, its operations and the industry in which it operates. Mr. Hamada also has extensive executive management experience.
James A. Lawrence	60	2011	Mr. Lawrence is currently the Chairman of Rothschild North America. He has served as the Chief Executive Officer of Rothschild North America and as co-head of global investment banking since June 2010. He previously served as Chief Financial Officer of Unilever PLC from September 2007 — December 2009. Prior to that, Mr. Lawrence served as Vice Chairman and Chief Financial Officer of General Mills, Inc., a consumer foods company (October 1998 — August 2007), Executive Vice President and Chief Financial Officer of Northwest Airlines (1996 — 1998) and Chief Executive Officer of Pepsi-Cola Asia Middle East Africa Group (1992 — 1996). The Board benefits from Mr. Lawrence’s nine years of prior experience serving on Avnet’s board (1999 — 2008) and his breadth of global business experience including strategy development and compliance. As a former chief financial officer for a public company, Mr. Lawrence has experience in finance and accounting, particularly as it applies to public companies such as Avnet.
Frank R. Noonan	71	2004	Mr. Noonan is the retired Chairman and Chief Executive Officer of R. H. Donnelley Co. (1991 — 2002), publisher of yellow pages directories. Before that, Mr. Noonan served as Senior Vice President, Finance, with Dun & Bradstreet. Mr. Noonan is a director of NewStar Financial, Inc. and former director of RiskMetrics Group, Inc. (2008 — 2010). The Board benefits from Mr. Noonan’s financial services experience, including his extensive experience in the areas of financial reporting, compliance, corporate governance and risk management.
Ray M. Robinson	65	2000	Since 2003, Mr. Robinson has served as Chairman of the Board of Citizens Bancshares Corporation, the largest African-American owned bank in the southeast United States. He also serves as the Vice Chairman of East Lake Community Foundation (since 2003). Previously, Mr. Robinson was the President of AT&T’s Southern Region Business Services Division (1995 — 2003). Mr. Robinson is also a director of Aaron Rents, Inc., Acuity Brands, Inc., and AMR Corp. Mr. Robinson previously served as a director of ChoicePoint, Inc. (2004 — 2008) and Rail America (2010 — 2012). The Board benefits from Mr. Robinson’s extensive leadership and management skills, and his service on the boards and board committees of other public companies provides important insights into governance and board functions.

Name	Age	Year First Elected	Principal Occupations During Last Five Years; Other Directorships and Activities
William H. Schumann, III	63	2010	Mr. Schumann retired from FMC Technologies in August 2012 where he served as Executive Vice President since February 2007 and served as CFO from 2001 through 2011. He previously served on the board of UAP Holding Corp. (2005 — 2008) and Great Lakes Advisors, Inc. (1993 — 2011). Mr. Schumann has served on the board of directors of AMCOL International and McDermott International since 2012. The Board benefits from Mr. Schumann’s financial and management expertise, including his extensive expertise in financial and strategic planning, financial reporting, compliance and risk management.
William P. Sullivan	63	2008	Mr. Sullivan has served as the Chief Executive Officer of Agilent Technologies, Inc. and as a director since March 2005. Prior to that, he served as the Executive Vice President and Chief Operating Officer of Agilent (2002 — 2005) and Senior Vice President and General Manager of its Semiconductor Products Group (1998 — 2002). Mr. Sullivan is also a director of URS Corporation (since 2006) and the Children’s Discovery Museum of San Jose. As the chief executive officer of a public company, Mr. Sullivan brings significant executive and operational experience regarding issues facing large multinational companies with global operations, particularly as it relates to the technology industry. The Board also benefits from his knowledge of the most current issues in the conduct and governance of public companies.

A summary of each director’s qualifications and experiences is set forth in the matrix below. This matrix allows the Corporate Governance Committee and the Board to identify areas of expertise and experience that may benefit the Board in the future, as well as gaps in those areas that may arise as directors retire. The Corporate Governance Committee and the Board use this information as part of its process for identifying and recommending new directors for the Board.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements, the independence, qualification and performance of the Company’s corporate internal auditor and its independent registered public accounting firm, and compliance with legal and regulatory requirements. The Audit Committee operates under a written charter, which sets forth its purpose, member qualifications, authority and responsibilities. The Audit Committee reviews its charter on a regular basis and most recently reviewed it at the Committee’s regularly scheduled meeting on May 9, 2013. The charter is available on the Company’s website at www.ir.avnet.com/governance.cfm.

The Audit Committee monitors the activities and performance of the Company’s internal audit function, including scope of reviews, department staffing levels and reporting and follow-up procedures. The Audit Committee also oversees policies with respect to risk assessment and risk management. In addition, the Audit Committee oversees the Company’s internal ethics and compliance program and receives quarterly reports from the General Counsel or Chief Compliance Officer. The Audit Committee also meets regularly with KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”), in executive sessions. Management has responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including the system of internal controls.

The Audit Committee meets with KPMG and management to review the Company’s financial results before publication of the Company’s quarterly earnings press releases and the filing of the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. The Committee also monitors the activities and performance of KPMG, including audit scope, audit fees, auditor independence and non-audit services performed by KPMG. All services to be performed by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee and management provides quarterly reports to the Committee on the status and fees for all such projects.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2013 with management and KPMG. This review included a discussion with KPMG and management of Avnet’s accounting principles, the reasonableness of significant estimates and judgments, including disclosure of critical accounting estimates, and the conduct of the audit. The Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. KPMG provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and the Committee discussed with KPMG its independence. The Audit Committee has concluded that KPMG is independent from the Company and its management. KPMG also discussed with the Committee its internal quality control procedures. In reliance on this review and these discussions, and the report of KPMG, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended June 29, 2013, for filing with the Securities and Exchange Commission.

James A. Lawrence, Chair	Frank R. Noonan
R. Kerry Clark	William H. Schumann, III

PRINCIPAL ACCOUNTING FIRM FEES

The table below provides information relating to fees charged for services performed by KPMG LLP, the Company’s independent registered public accounting firm, in both fiscal 2013 and fiscal 2012. All of the services described in the table were approved in conformity with the Audit Committee’s pre-approval process.

	Fiscal 2013	Fiscal 2012
Audit Services	$6,372,000	$6,430,000
Audit-Related Services	—	235,000
Tax Services	456,000	890,000
All Other Services	2,000	—

TOTAL	$6,829,702	$7,555,000

Audit Services.    In both years, Audit Services consisted of work performed by the principal auditor associated with the audit of the Company’s consolidated financial statements, including reviews performed on the Company’s Form 10-Q filings, certain statutory audits required for the Company’s subsidiaries, and fees incurred in connection with the audit of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also included assistance with registration statements filed by the Company, including consents.

Audit-Related Services.    In fiscal 2012, Audit-Related Services included certain compliance-related services, agreed-upon procedures and assistance with certain acquisition due diligence efforts.

Tax Services.    In both years, Tax Services consisted primarily of assistance with respect to global tax compliance (federal, international, state and local), tax audits, tax advice associated with organizational structure and tax-related due diligence in connection with certain acquisitions.

All Other Services.    In fiscal 2013, All Other Services comprised the subscription to certain KPMG LLP Proprietary accounting research databases.

All services to be provided by the Company’s independent registered public accounting firm are subject to pre-approval by the Audit Committee. The Audit Committee has adopted an “External Auditor Scope of Services Policy,” which requires the Audit Committee’s pre-approval of all services to be performed by the Company’s independent registered public accounting firm. In each case, pre-approval is required either by the Audit Committee or by the Chair of the Audit Committee, who is authorized to approve individual projects up to $250,000 with the total for such projects not to exceed $500,000, and must then report them to the full Committee by the next Committee meeting. Management provides quarterly reports to the Audit Committee on the fees for all projects requiring services by KPMG LLP.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND OTHERS

The following table sets forth information with respect to the Common Stock of Avnet beneficially owned at September 10, 2013, or, in respect of any 5% Holder, the date of such holder’s most recent Schedule 13D or Schedule 13G filed with the SEC, by (a) persons that, to Avnet’s knowledge, were the beneficial owners of more than 5% of Avnet’s outstanding Common Stock (“5% Holders”), (b) each Director and director nominee of Avnet, (c) each of the executive officers named in the Summary Compensation Table in this Proxy Statement and (d) all Directors and executive officers of Avnet as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power.

Name	Common Stock(a)		Stock Options Exercisable Within 60 Days	Total Common Stock Beneficially Owned	Percent of Class
5% Holders
BlackRock, Inc.(1)	11,511,317			11,511,317	8.39%
40 East 52nd Street New York, NY 10022
Artisan Partners Holdings LP(2)	10,700,452			10,700,452	7.80%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
The Vanguard Group(3)	7,014,616			7,014,616	5.11%
100 Vanguard Blvd. Malvern, PA 19355
Directors and Named Executive Officers
J. Veronica Biggins	37,539	(4)	0	37,539	*
David R. Birk	108,018	(5)	48,979	156,997	*
Michael A. Bradley	4,478		0	4,478	*
R. Kerry Clark	7,099	(6)	0	7,099	*
Harley Feldberg	97,507	(7)	192,010	289,517	*
Philip Gallagher	59,590	(8)	88,637	148,227	*
Richard Hamada	177,466	(9)	235,087	412,553	*
James A. Lawrence	41,324		0	41,324	*
MaryAnn G. Miller	25,613	(10)	35,073	60,686	*
Kevin Moriarty	28,072	(11)	0	28,072	*
Frank R. Noonan	33,583	(12)	0	33,583	*
Ray M. Robinson	30,725	(13)	2,300	33,025	*
Raymond Sadowski	240,734	(14)	174,460	415,194	*
William H. Schumann, III	20,662	(15)	0	20,662	*
William P. Sullivan	24,045		0	24,045	*
All directors and executive officers as a group (18 persons)	1,000,615		788,944	1,789,559	1.29%

*	Less than 1%.

(a)	This column includes Restricted Stock Units allocated but not yet delivered to each executive officer and Phantom Stock Units owned by non-employee Directors.

(1)	This information is based solely on information provided in Amendment No. 3 to a Schedule 13G filed with the Securities and Exchange Commission on February 1, 2013, by BlackRock, Inc., which reports sole voting power and sole dispositive power with respect to 11,511,317 shares.

(2)	This information is based solely on information provided in Amendment No. 1 to a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2013, by Artisan Partners Holdings LP which reports shared voting power with respect to 10,325,268 shares and shared dispositive power with respect to 10,700,452 shares.

(3)	This information is based solely on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013, by The Vanguard Group, which reports sole voting power with respect to 146,098 shares, sole dispositive power with respect to 6,882,118 shares and shared dispositive power with respect to 132,498 shares.

(4)	Includes 20,728 Phantom Stock Units.

(5)	Includes 21,176 Restricted Stock Units allocated but not yet delivered.

(6)	Includes 7,099 Phantom Stock Units.

(7)	Includes 28,726 Restricted Stock Units allocated but not yet delivered. Also includes 57,041 shares of Common Stock held by a family trust for which Mr. Feldberg is a trustee.

(8)	Includes 19,397 Restricted Stock Units allocated but not yet delivered. Also includes 23,467 shares of Common Stock held by a family trust for which Mr. Gallagher is a trustee.

(9)	Includes 56,286 Restricted Stock Units allocated but not yet delivered. Also includes 121,180 shares of Common Stock held by a family trust for which Mr. Hamada is a trustee.

(10)	Includes 15,788 Restricted Stock Units allocated but not yet delivered.

(11)	Includes 28,072 Restricted Stock Units allocated but not yet delivered.

(12)	Includes 28,765 Phantom Stock Units and 4,818 shares of Common Stock held by a trust for which Mr. Noonan is a trustee.

(13)	Includes 26,924 Phantom Stock Units.

(14)	Includes 33,877 Restricted Stock Units allocated but not yet delivered.

(15)	Includes 7,374 Phantom Stock Units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, Avnet’s Directors, executive officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in Avnet Common Stock and are also required to provide Avnet with copies of such reports. Based solely on such reports and related information furnished to Avnet, Avnet believes that in fiscal 2013 all such filing requirements were complied with in a timely manner by all Directors and executive officers.

EXECUTIVE OFFICERS OF THE COMPANY

As of September 10, 2013, the executive officers of the Company were:

Name	Age	Office
Gerard W. Fay	54	Senior Vice President and Chief Logistics and Operations Officer
Harley Feldberg	60	Senior Vice President and President, Avnet Electronics Marketing
Philip R. Gallagher	52	Senior Vice President and President, Avnet Technology Solutions
Richard P. Hamada	55	Chief Executive Officer
Erin Lewin	43	Senior Vice President and General Counsel
MaryAnn Miller	56	Senior Vice President and Chief Human Resources Officer
Kevin Moriarty	48	Senior Vice President, Chief Financial Officer and Controller
Steven R. Phillips	50	Senior Vice President and Chief Information Officer
Raymond Sadowski	59	Senior Vice President and Chief Administrative Officer

Mr. Fay was appointed Senior Vice President in February 2013 and has been Chief Global Logistics and Operations Officer since July 2011. He previously served as Senior Vice President of Global Strategic Accounts for Avnet United from August 2005 to July 2011. Mr. Fay joined Avnet in 2005 with the Company’s acquisition of electronic components distributor Memec, where he served as President of Memec Americas. Beginning October 1, 2013, Mr. Fay will succeed Mr. Feldberg as President, Avnet Electronics Marketing.

Mr. Feldberg has been Senior Vice President since November 2004. He became an executive officer in July 2004 when he was promoted to President, Avnet Electronics Marketing. Mr. Feldberg previously served as President of Avnet Electronics Marketing Americas from June 2002 until June 2004 and has served as a corporate Vice President since November 1996. Mr. Feldberg served as President of Avnet Electronics Marketing Asia from December 2000 to June 2002. While Mr. Feldberg will continue serving as Senior Vice President of the Company, effective October 1, 2013, he will cease serving as President, Avnet Electronics Marketing.

Mr. Gallagher was appointed as President, Avnet Technology Solutions, in March 2009, and has been Senior Vice President of Avnet since November 2007. Mr. Gallagher served as President of Avnet Electronics Marketing Americas from July 2004 until March 2009.

Mr. Hamada was appointed as a Director in February 2011 and Chief Executive Officer in July 2011. He previously served as President from May 2010 until July 2011 and served as the Chief Operating Officer from July 2006 until July 2011. He was Senior Vice President of Avnet from November 2002 until August 2010. Mr. Hamada served as the President of Technology Solutions from July 2003 until July 2006 and President of the Computer Marketing operating group from January 2002 until July 2003. He was appointed Vice President of Avnet in November 1999.

Ms. Lewin was appointed Senior Vice President and General Counsel in February 2013. Previously, she served as Vice President and General Counsel, Americas, from September 2009 to February 2013, and Vice President and Chief Ethics and Compliance Officer from November 2007 to September 2009. Before joining Avnet in 2007, Ms. Lewin was managing director and associate general counsel of US Airways.

Ms. Miller was appointed Senior Vice President in May 2011 and served as Vice President from November 2009 to May 2011. She has served as Chief Human Resources Officer since April 2009. She previously served as Senior Vice President Global Human Resources from July 2008 to March 2009 and Vice President of Talent and Organizational Effectiveness from July 2006 to June 2008.

Mr. Moriarty joined the Company in January 2013 and is the Company’s Chief Financial Officer and a Senior Vice President. Prior to joining the Company, Mr. Moriarty served in a variety of senior leadership positions at Honeywell International, Inc. from 2002 until December 2012. From 2009 until 2012 he served as Vice President and Chief Financial Officer for Honeywell International’s Aerospace Business Group and served as Vice President and Chief Financial Officer for the company’s Performance Materials and Technologies Group from 2008 until 2009.

Mr. Phillips was appointed Senior Vice President and Chief Information Officer of Avnet in 2011 having served as Vice President and Chief Information Officer since 2006. He joined Avnet with the 2005 acquisition of Memec where he served as Senior Vice President and Chief Information Officer since 2004.

Mr. Sadowski currently serves as the Senior Vice President and Chief Administrative Officer. He has been Senior Vice President of Avnet since November 1992 and was Chief Financial Officer from February 1993 until Mr. Moriarty’s appointment as Chief Financial Officer in January 2013. Prior to that, Mr. Sadowski held various management positions in Avnet’s finance organization including the position of Controller.

Officers of the Company are generally elected each year at the meeting of the Board of Directors following the annual meeting of shareholders and hold office until the next such annual meeting or until their earlier death, resignation or removal.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2013 Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K. This Report is provided by the following independent directors, who comprise the Committee:

William P. Sullivan, Chair	R. Kerry Clark
J. Veronica Biggins	William H. Schumann III
Michael A. Bradley

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains how the Compensation Committee of Avnet’s Board of Directors made its compensation decisions for the fiscal year ended June 29, 2013 (“fiscal 2013”), for the Named Executive Officers (the “NEOs”). The compensation paid to the NEOs for fiscal 2013 is set forth in the Summary Compensation Table, which is included elsewhere in this Proxy Statement. These officers and their titles as of the end of fiscal 2013 are:

•	Richard Hamada, Chief Executive Officer, Avnet, Inc. (the “CEO”);

•	Kevin Moriarty, Senior Vice President and Chief Financial Officer, Avnet, Inc. (the “CFO”);

•	Raymond Sadowski, Senior Vice President and Chief Administrative Officer, Avnet, Inc.;

•	Harley Feldberg, Senior Vice President, Avnet, Inc. and President, Avnet Electronics Marketing;

•	Philip Gallagher, Senior Vice President, Avnet, Inc. and President, Avnet Technology Solutions;

•	MaryAnn Miller, Senior Vice President and Chief Human Resources Officer, Avnet, Inc. (the “CHRO”); and

•	David R. Birk, former Senior Vice President and General Counsel, Avnet, Inc.

Mr. Moriarty was appointed as the Company’s CFO effective as of January 2, 2013. Mr. Sadowski served as the Company’s Chief Financial Officer until Mr. Moriarty’s appointment, at which time Mr. Sadowski was appointed as the Company’s Chief Administrative Officer. Mr. Birk ceased serving as Senior Vice President and General Counsel effective as of December 31, 2012.

Executive Summary

The Company’s fiscal 2013 results reflect the impact of slower global economic growth, particularly in the Company’s higher margin western regions, and businesses’ cautious spending on technology. As a result of challenging market conditions early in the fiscal year, the Company responded by aligning both expenses and working capital to marketplace realities and focusing the portfolio on profitable growth opportunities. These ongoing activities helped to offset the impact of a decline in revenue and the associated margin pressure as the Company generated $626 million of operating income and cash flow from operations grew 32% to $696 million. The Company continued to invest in future growth opportunities as it deployed $262 million of this cash to acquire companies that are expected to strengthen its competitive position and enhance its margins, and used $207 million to repurchase shares of Common Stock. In addition, on August 12, 2013, the Company announced that its Board of Directors approved the initiation of a quarterly cash dividend of $0.15 per common share. The increase in Mr. Hamada’s compensation reflects the fact that fiscal 2012 was his first year in the CEO position, and he was therefore targeted at 66% of the CEO comparator group median. In fiscal 2013, with his enhanced experience in the CEO position, he was targeted at 80% of the CEO comparator group median.

	Fiscal 2012	Fiscal 2013	% Change
	$ in millions, except per share data
Sales	$25,707.5	$25,458.9	(1.0)%
Operating income	$884.2	$626.0	(29.2)%
Net income	$567.0	$450.1	(20.6)%
Diluted earnings per share	$3.79	$3.21	(15.3)%
Total CEO compensation(1)	$4.62	$4.98	7.5%

(1)	The CEO’s total compensation is based on the compensation reported in the Summary Compensation Table.

The graph below displays the Company’s sales and the as-adjusted net income and as-adjusted operating income over the last five fiscal years.

*	In addition to presenting financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also presents net income and operating income adjusted to exclude certain items in the table above. See Appendix A to this Proxy Statement for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures. Non-GAAP measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

In March 2013, and for the fifth consecutive year, Avnet was named No. 1 in Fortune magazine’s annual “World’s Most Admired Companies” list in the Wholesaler: Office Equipment and Electronics category. Avnet was recognized as a leader in people management, social responsibility, quality of management, and quality of products/services.

Executive Compensation Program Highlights

The Company’s compensation program incorporates the following compensation governance practices:

✓

Pay-for-Performance Alignment.    A significant portion of total compensation is dependent upon the achievement of short- and long-term goals that are designed to increase shareholder value over time and result in a superior total shareholder return (“TSR”). As executives gain responsibility and seniority at Avnet and exercise more direct influence over the Company’s financial and operational performance, base salary as a percentage of total compensation will typically decrease and performance-based pay will increase.

✓

Focus on Long-Term Incentive Compensation.    Avnet’s compensation programs are designed to provide a meaningful portion of compensation in the form of equity-based awards to support the goal of having executives think and behave like owners and to consider the impact of their actions on TSR. Of these awards, restricted stock units (“RSUs”) typically vest in equal installments over approximately 4.5 years, stock options typically vest in equal installments over four years and performance share units (“PSUs”) vest, if at all, at the end of a three-year period.

✓

Performance Assessed in Overlapping Periods with Multiple Metrics.    Incentive compensation is earned over several different and overlapping periods, ensuring that performance during any one period is not maximized to the detriment of other periods. The incentive programs employ multiple performance metrics to assure focus is on the entire business.

✓

Award Caps.    An award under the Company’s annual cash incentive plan is capped at 225% of the target and performance share unit awards under the Company’s Long-Term Incentive Plan (“LTIP”) are capped at 200% of the target.

✓

Pay Competitively.    The Company provides fair and competitive compensation to attract, engage and retain the executive talent that is critical to the long-term success of the Company. When determining an executive’s compensation, the Committee generally targets the median compensation for base salary, annual incentive and long-term incentive — and therefore total compensation — of executives in comparable positions at the companies in its peer group, taking into consideration the executive’s experience in the position and the long-term performance of the individual executive. In instances of exceptional performance, compensation received may exceed median levels of the market. Conversely, in instances where either Avnet and/or an individual executive did not achieve pre-established performance goals, actual compensation earned may be below median levels of the market.

✓

Stock Ownership Guidelines.    The Company has meaningful stock ownership guidelines for its directors and executive officers, and as of June 29, 2013, each of the directors and current executive officers was in compliance with these guidelines.

✓	Recoupment. The Company has adopted an incentive compensation recoupment policy.

✓	Minimal Perquisites. The Company provides a minimal level of perquisites.

✓

Annual Risk Assessment.    The Compensation Committee has assessed the Company’s compensation programs and concluded that the Company’s policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

✓

Independent Decisions.    The Compensation Committee is made up entirely of independent directors and the Compensation Committee’s independent compensation consultants did not provide any services to management.

The Company’s compensation program does not include the following practices, as the Company believes such practices may not be in the best interest of its shareholders:

×	No Hedging or Pledging. The Company’s insider trading policy prohibits directors and executive officers from hedging or pledging Avnet securities.

×

No Tax Gross-Ups.    The Company does not provide a tax gross-up on perquisites, and with respect to the CEO and CFO, on any payments made upon a change of control. The Company expects to eliminate all tax gross-ups as new employment agreements are executed.

×	No Repricing of Awards. Repricing stock options is prohibited without shareholder approval. The Company does not have a history of repricing equity awards.

×	No Above-Market Returns. The Company does not offer preferential or above-market returns on deferred compensation.

×	No Discounted Stock Options. The Company does not grant stock options with an exercise price below the fair market value of the Company’s Common Stock on the date of the grant.

2012 Advisory Vote on Executive Compensation

At the Company’s annual meeting in 2012, the Company submitted its executive compensation program to an advisory vote of its shareholders (also known as the “say on pay vote”). This advisory vote received the support from over 97% of the total votes cast on this particular proposal at the annual meeting. The Company pays careful attention to any feedback received from its shareholders about the Company’s executive compensation program, including the say on pay vote. After the annual meeting, the Company conducted a shareholder outreach program with a number of its largest shareholders to seek their feedback on the Company’s corporate governance and executive compensation practices. While the Compensation Committee and the Board, as applicable, had already approved the executive compensation program for fiscal 2013 by the time the Company held its say on pay vote in November 2012, the Compensation Committee carefully considered and continues to consider the results of the say on pay vote and the feedback received from its shareholders in its subsequent executive compensation decision making.

Compensation Governance and Process

The Company’s executive compensation program is designed to achieve the Company’s short- and long-term business objectives and, to that end, to align executives’ interests with those of the Company’s shareholders. In considering the elements of the executive compensation program, the Compensation Committee focuses on pay-for-performance on both an annual and long-term basis and consideration of marketplace best practices. Guided by this philosophy, discussions with respect to executive compensation generally start in conjunction with the review of the Company’s budget for the new fiscal year at the Board’s strategic planning session held in June. After substantive consideration, the Board approves the annual budget. This budget then serves as the basis for establishing the target performance levels for the annual cash incentive plan.

Role of the Compensation Committee

The Compensation Committee, which is composed entirely of independent directors, has primary responsibility for the approval and implementation of the compensation programs for executive officers, determines the target compensation, including the amount and related performance goals, for all executive officers except the CEO, and recommends the target compensation of the CEO to the independent directors of the Board for their consideration and approval. In addition to determining or recommending the target compensation to be received, the Compensation Committee reviews, at least annually, the Company’s incentive compensation arrangements for the executive officers to ensure that such arrangements do not encourage excessive risk-taking.

At the Compensation Committee’s regularly scheduled meeting in August, the CEO, the CHRO and the Compensation Committee’s independent compensation consultant present marketplace data developed by the independent consultant, summaries of each executive’s performance and compensation recommendations for each executive officer. The CHRO and the Compensation Committee’s independent consultant assist the Compensation Committee in its deliberations with respect to these recommendations. The Compensation Committee uses the comparative data as a reference for determining whether the compensation plans and levels targeted for each executive appear to be near the median amount paid by peer companies, taking into consideration the NEO’s experience in the position and the long-term performance of the individual NEO. In assessing the compensation plans for the CEO and the other executive officers, the Compensation Committee considers total compensation opportunities, both short- and long-term, while at the same time focusing attention on the competitiveness of each component of compensation. Actual cash incentive payouts, actual value received from long-term incentive awards and actual overall compensation levels with respect to any given year for any particular officer may vary from the targeted levels based on Avnet’s enterprise and business unit performance and relative performance to its industry. As part of the compensation setting process, the Compensation Committee reviews total compensation tally sheets for each executive officer.

Following the end of each fiscal year, the Chairman leads the Board in conducting an annual evaluation of CEO performance relative to the performance goals and objectives established for the Company and the CEO for the fiscal year just ended. The CEO completes a self-assessment that is provided to each Director. This assessment covers topics such as enterprise performance based on the Company scorecard, economic profit dollar growth, profitable growth initiatives, capital allocation strategies, TSR optimization and succession planning. Each director reviews this self-assessment and discusses the CEO’s performance during an executive session of the Board. Following this discussion, the Chairman of the Board provides the CEO with the Board’s views as to CEO performance. The results of the Board’s evaluation are then considered in establishing the goals and compensation plan for the CEO for the new fiscal year.

Role of Management

At the beginning of each fiscal year, the CEO evaluates the performance of the Company’s executive officers against the strategic and financial operating plan for the prior fiscal year. The CEO’s evaluation of individual performance also focuses on each executive officer’s performance relative to each person’s performance goals.

The Company does not have a pre-defined framework that determines which objectives may be more or less important, and the emphasis placed on specific objectives may vary among the executive officers depending on the specific roles and responsibilities of each executive officer, as well as the particular challenges, both in terms of business and professional development, faced by the executive. Individual objectives typically include financial objectives, such as sales, net and gross profit, operating income and economic profit, as well as objectives relating to other major business initiatives, such as implementation of new enterprise resource planning software or integrating a significant acquisition.

As part of the performance management process, each executive officer is also evaluated on ten performance dimensions, which reference the manner in which the individual accomplishes his or her goals, including commitment to Avnet’s “core values” of integrity, customer service, accountability, teamwork and innovation. These core values form the foundation of Avnet’s performance and values-based culture of excellence and underpin Avnet’s overall profitable growth strategies focused on inspired and engaged people, unparalleled customer service and technology, services and solutions that matter. While this qualitative evaluation does not carry a specific weight, it does factor into the overall assessment of the executive’s performance when setting target compensation levels.

During fiscal 2013, the CEO, in consultation with the CHRO, developed base salary and short- and long-term target award recommendations for the other executive officers. Individual factors that were considered include the following:

•	the value of the job in the marketplace as compared with similar jobs within Avnet’s peer group;

•	the relative importance of the job within the executive ranks of the Company as determined by scope of responsibility and performance expectations;

•	the number of years and breadth of experience the executive officer has within the particular job;

•	the individual performance of the executive relative to the specific financial targets or business objectives set forth for the job; and

•	the executive officer’s expected contribution to the future performance of the Company.

Once an executive officer’s role and responsibilities are defined, “value of the job in the marketplace” and “relative importance of the position within the executive ranks” are the most determinative factors in setting compensation targets for that executive officer, adjusted to take into consideration the executive officer’s experience and past and expected future performance.

Role of Independent Compensation Consultant

From 2008 until May 2013, the Compensation Committee engaged Steven Hall & Partners (“SH&P”) as the Compensation Committee’s independent compensation consultant. During fiscal 2013, representatives of SH&P attended, either in person or by telephonic conference call, four meetings of the Compensation Committee.

In May 2013, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), as the Compensation Committee’s independent compensation consultant.

The compensation consultant provides the Compensation Committee with expertise relating to compensation philosophy, compensation levels, market trends and peer group analysis. In addition, the compensation consultant advises the Compensation Committee on best-practice ideas for governance of executive compensation as well as areas of potential risk and concern in the Company’s executive compensation program, and undertakes special projects at the request of the Committee chair.

The Compensation Committee has sole authority with regard to retaining and approving fees for its independent consultant. The Compensation Committee assessed the independence of SH&P and Meridian pursuant to the SEC and New York Stock Exchange rules and concluded that no conflict of interest exists that prevented, or will prevent, them from being independent consultants to the Compensation Committee.

Competitive Marketplace Assessment

As part of its compensation setting process, the Compensation Committee regularly reviews the composition of the comparator group in consultation with its independent consultant. With respect to fiscal 2013 compensation, SH&P conducted a comprehensive review of the executive compensation program at the Company as compared to a 17-company comparator group. The group includes companies with a similar industry focus and/or of similar size and complexity with whom Avnet competes for talent.

For fiscal 2013, the comparator group was selected based on five metrics: (i) technology distributors, (ii) electronic manufacturing services (“EMS”) and/or electronic components manufacturing (“ECM”) companies, and (iii) S&P 500 information technology index members similar to the Company with respect to (a) revenue, (b) market capitalization or (c) operating income margin. With respect to operating income margin, the peer group included companies that had a similar operating income margin based on a three-year average.

For fiscal 2013, the comparator group consisted of:

Technology Distributors Arrow Electronics, Inc. Anixter International, Inc. Ingram Micro, Inc. SYNNEX Corporation Tech Data Corporation	EMS/ECM Celestica, Inc. Flextronics International Ltd. Jabil Circuit, Inc.	Revenues Intel Corporation Oracle Corp. Xerox Corp.

Market Capitalization Advanced Micro Devices, Inc. Harris Corporation VeriSign, Inc.	Operating Income Margins Dell, Inc. Micron Technology, Inc. Novellus Systems, Inc.

The Compensation Committee continually monitors the make-up of the peer group used and evaluates the peer group against the Company’s operations. The fiscal 2013 peer group was approved by the Compensation Committee in May 2012. A comparison of Avnet’s fiscal 2012 revenue, operating margin and market capitalization compared to the comparator group’s then most recent annual information is included below:

•	Avnet’s revenues were at the 72nd percentile of the comparator group;

•	Avnet’s operating margin was at the 32nd percentile of the comparator group; and

•	Avnet’s market capitalization was at the 64th percentile of the comparator group.

To benchmark Avnet compensation levels for the CEO, CFO and Group Presidents positions, data derived from the SEC filings of the comparator group have been supplemented with a variety of relevant, published surveys which provided data on compensation in the technology sector and general industry. For other positions for which SEC proxy data is generally not available, only survey data compiled by SH&P was utilized. All of the data sources have been weighted based on relevance, reliability and an assessment of the appropriateness of the match of responsibilities.

Following the completion of the benchmarking review by SH&P, the Compensation Committee and management reviewed the data in light of trends, past compensation levels and the percentage changes as part of the executive compensation decision-making process. As part of this process, each executive’s proposed individual target compensation was evaluated against the marketplace data, including a review of the individual compensation elements such as base pay, variable cash incentive and long-term incentives. This allowed for the determination of any gaps in compensation that may need to be addressed. While the target was the median marketplace compensation level for each pay element, an individual executive’s target compensation may have been above or below the median, based on other factors, such as the experience in the position and the long-term performance of the individual executive. For fiscal 2013, the compensation of Mr. Hamada was targeted at 80% of the CEO comparator group median. While benchmarking data is one consideration in this process, it is not the sole determinative factor. For further information on this process, please see “Compensation Governance and Process” above.

Elements of Executive Compensation

The primary components of the Company’s compensation program and the objectives of each component are set forth in the table below.

Key Objective
Component	Philosophy	Align with Market Trends	Attract and Retain	Reward Short-Term Performance	Reward Long-Term Performance	Align with Shareholders’ Interest
Base salary	Fixed element reflecting the executive’s long-term performance and skill set	X	X
Annual cash incentive	Annual cash incentive compensation is based on the performance of the Company and business unit (where appropriate) for which the executive has direct responsibility	X	X	X		X
Long-term incentives	LTIP awards are based generally on each executive’s individual contribution in a particular fiscal period and the executive’s potential to contribute to the long-term success of the Company	X	X		X	X

In addition, each NEO is also eligible to receive certain other benefits as described in the “Additional Compensation Elements” section of this CD&A.

In support of what the Compensation Committee feels is a strong pay-for-performance orientation, an executive’s potential compensation is heavily weighted toward incentive (variable) compensation and shareholder value creation, most of which is paid out based on the long-term performance of the Company, including its TSR. The compensation mix at target for the CEO and the other NEOs for fiscal 2013 is displayed below.

Base Salary

Executive salaries are reviewed on an annual basis, as well as at the time of a promotion or other material change in responsibilities. Annual reviews are generally conducted in the first quarter of each fiscal year. Base salaries of the executive officers are individually determined by the Compensation Committee based on the factors described above in the “Compensation Governance and Process” section of this CD&A. For fiscal 2013, the Compensation Committee approved the following annual salaries:

NEO	2013 Base Salary	% Change from 2012
Mr. Hamada	$900,000	6%
Mr. Sadowski	$538,000	0%
Mr. Feldberg	$593,000	3%
Mr. Gallagher	$525,000	2%
Ms. Miller	$425,000	6%
Mr. Birk	$500,000	0%

As Mr. Moriarty was not an employee in 2012, his salary is not included in the table above. For the second half of fiscal 2013, during which time he served as the Company’s CFO, Mr. Moriarty received a base salary of $250,000.

Annual Cash Incentives

In addition to base salary, executive officers are eligible to receive annual incentive cash compensation based on the performance of the Company and, where appropriate, the business unit for which the executive has direct responsibility. Awards are made pursuant to the Executive Incentive Plan (the “Incentive Plan”).

The target cash incentive compensation for fiscal 2013 for the NEOs as a percentage of the NEO’s base salary and the percent change in incentive compensation from fiscal 2012 is set forth in the following table:

NEO	2013 Target Cash Incentive	Percentage of 2013 Base Salary	% Change from 2012
Mr. Hamada	$1,000,000	111%	18%
Mr. Moriarty	$200,000	80%	N/A
Mr. Sadowski	$437,000	81%	6%
Mr. Feldberg	$593,000	100%	3%
Mr. Gallagher	$525,000	100%	12%
Ms. Miller	$325,000	76%	25%
Mr. Birk	$375,000	75%	0%

The increases in target cash incentive compensation take into account the NEO’s experience in the position and the long-term performance of the individual NEO. Additionally, the increases for certain of the NEOs reflect the Company’s practice of progressively moving NEOs to the comparator group median over a definitive time period. Mr. Moriarty joined the Company at the start of the second half of Avnet’s fiscal 2013 and had an initial target cash incentive of $200,000.

Performance Goals.    As discussed above, the process for setting the annual cash incentive compensation begins in conjunction with the review of the Company’s budget for the new fiscal year at the Board’s strategic planning session held in June. When determining the budget, the Board seeks to ensure that it is fair, challenging and forward-looking, without encouraging excessive risk-taking. Additionally, when determining the fiscal 2013 budget, the Board considered the Company’s results in fiscal 2012, the projected growth and the operating environment as projected by industry analysts. At the meeting in August, the Compensation Committee or the Board, as appropriate, finalizes the annual cash incentive performance goals, the target cash incentive compensation and payout ranges under the Incentive Plan.

The performance goals for all NEOs are, at least in part, based on Company-wide performance. Performance goals for operating group presidents (Messrs. Feldberg and Gallagher) are weighted more heavily on the performance of the applicable operating group (75% of target award) but contain a component based on the performance of the entire Company as well (25% of target award). Performance goals for the other NEOs are entirely based on Company-wide performance.

Company-Wide Performance Goals.    Company-wide performance goals are based on the percentage achievement of Avnet’s 2013 net income after tax, excluding certain items (“NIAT”), as modified by the ratio of actual return on capital employed, excluding certain items (“ROCE”), to target ROCE. NIAT and ROCE were selected as the performance metrics because the Compensation Committee believes that those metrics are aligned with the creation of long-term shareholder value. The NIAT target for fiscal 2013 represented an 8% increase from the NIAT actually achieved in fiscal 2012.

Operating Group Performance Goals.    Operating group performance goals are based upon the achievement of the applicable operating group’s net income before tax, excluding certain items (“NIBT”), as modified by the ratio of the actual ROCE to target ROCE of the respective operating group. The NIBT target for fiscal 2013 for the Electronics Marketing operating group represented an 8% increase over the NIBT actually achieved by this group in fiscal 2012. The NIBT target for fiscal 2013 for the Technology Solutions operating group represented a 15% increase over the NIBT actually achieved by this group in fiscal 2012.

Target Payout.    The table below outlines the payout range that applies to each performance level.

Performance Level	Payout Range
(as percentage of target incentive opportunity)
Below 50% of performance goal	0%
At 50% of performance goal but less than 95% of performance goal	25% - 90%
Between 95% and 105% of performance goal	95% - 105%
Between 106% of performance goal and maximum	110% - 225%

The factor on the NIAT and/or NIBT portion of the incentive is linear for actual results between 95% and 105% of the performance goal. If actual NIAT were less than 95% or greater than 105% of the performance goal, the factor would be equal to the percentage of actual results to the performance goal squared. For example, if actual NIAT were 110% of the performance goal, a factor of 121% (110% times 110%) would be applied to the target incentive compensation and if actual NIAT were 90% of the performance goal, a factor of 81% (90% times 90%) would be applied to the target incentive compensation. Maximum cash incentive compensation is limited to 225% of the target cash incentive compensation. No cash incentive compensation will be earned if actual performance is less than 50% of the performance goal.

Actual Payout.    Based upon actual performance of the Company and the operating group, where applicable, the NEOs were paid the following cash incentive amounts:

NEO	Target Cash Incentive	Cash Incentive Paid for Fiscal 2013	Percentage of Target Achieved
Mr. Hamada	$1,000,000	447,879	45%
Mr. Moriarty	$200,000	81,820	41%
Mr. Sadowski	$437,000	195,723	45%
Mr. Feldberg(1)	$593,000	295,629	50%
Mr. Gallagher(2)	$525,000	234,085	45%
Ms. Miller	$325,000	145,561	45%
Mr. Birk	$375,000	271,478	72%

(1)	Mr. Feldberg earned 52% of his target cash incentive for the portion of his incentive tied to the results of Avnet Electronics Marketing, which represented 75% of his total target cash incentive, and earned 45% of his target cash incentive for the portion tied to Avnet’s consolidated results, which represented 25% of his total target cash incentive. Therefore, he earned 50% of his total target cash incentive as reflected in the total above (52% times 75% plus 45% times 25%).

(2)	Mr. Gallagher earned 45% of his target cash incentive for the portion of his incentive tied to the results of Avnet Technology Solutions, which represented 75% of his total target cash incentive, and earned 45% of his target cash incentive for the portion tied to Avnet’s consolidated results, which represented 25% of his total target cash incentive. Therefore, he earned 45% of his total target cash incentive as reflected in the total above (45% times 75% plus 45% times 25%).

The percentages of target cash incentive earned were calculated as follows:

	Avnet	EM	TS
Target incentive tied to income metric ($ in millions)
NIAT/NIBT goal	$680.535	$774.145	$356.559
NIAT/NIBT actual	$507,764	$622,503	$271,024
% of goal achieved	74.61%	80.41%	76.01%
% of goal squared	55.67%	64.66%	57.78%
Incentive tied to return on capital metric
ROCE goal	13.71%	14.54%	12.64%
ROCE actual	11.03%	11.59%	9.74%
% of goal achieved	80.45%	79.71%	77.06%
Total incentive earned	44.79%	51.54%	44.52%

The actual annual cash incentive earned for fiscal 2013 was below target due to the fact that actual NIAT, NIBT and ROCE performance was below the budgeted amounts. As a result of such performance, except with respect to Mr. Birk, the annual cash incentive compensation awarded to each of the NEOs decreased from fiscal 2012, consistent with the Company’s pay-for-performance philosophy. With respect to Mr. Birk, the Company agreed to fix a portion of his annual cash incentive upon Mr. Birk ceasing to serve as Senior Vice President and General Counsel. As a result of such arrangement, Mr. Birk received the target amount of annual cash incentive for the second half of fiscal 2013. For additional information regarding the fiscal 2013 performance of the Company and its operating groups, please refer to the Company’s Annual Report on Form 10-K for the year ended June 29, 2013.

Signing Bonus

In connection with his appointment as the Company’s CFO, Mr. Moriarty received a signing bonus of $680,000, of which $400,000 was paid during fiscal 2013 and $280,000 will be paid after his one-year anniversary with the Company. The purpose of this bonus was to encourage Mr. Moriarty to join the Company and to offset certain future compensation payments from his previous employer.

Long-Term Incentives

The Board believes that long-term incentive compensation in the form of equity awards for all executive officers is a valuable compensation component. Equity awards under the LTIP provide a strong incentive to increase shareholder value over time and improve TSR, as well as aid in retention. When granting long-term incentive compensation awards, the Compensation Committee reviews the relevant comparator group and survey compensation data and generally targets the median marketplace compensation level for long-term incentives. Comparator group data is not the sole determinative factor and awards under the LTIP may be above or below the median, based on a variety of factors.

The Compensation Committee generally awards a mix of RSUs, stock options and PSUs to the Company’s executive officers. The following is an overview of the long-term incentive program components.

Equity	Target % of LTIP	Purpose	Award Terms
Restricted Stock Units	25%	• Align with shareholders’ interest • Aid in retention • Value is tied to the performance of the Company’s stock	• Paid out in shares of Common Stock • Typically vest in equal installments over approximately 4.5 years

Stock Options	25%	• Align with shareholders’ interest • Aid in retention • Value is tied to stock price appreciation	• Typically vest in equal installments over four years • Exercise price equal to the closing price on the grant date • Expire 10 years from grant date

Performance Share Units	50%

• Further align with shareholders’ interest by providing incentive to increase shareholder value and TSR

• Aid in retention

• Value is tied to relative performance of the Company and its shares against its peer group

• Paid out in shares of Common Stock

• Cliff vest at end of three year performance period

• 75% of PSUs vest, if at all, based on relative economic profit performance during performance period

• 25% of PSUs vest, if at all, based on relative TSR performance at end of performance period

RSUs typically vest in five installments, with the first installment vesting in January following the grant and the balance vesting in four equal annual installments thereafter. Stock options typically vest in four equal annual installments on the anniversaries of the grant date. Vesting of each of the awards granted under the LTIP is generally contingent upon continued employment, except in the case of death, disability, retirement of the employee or a change of control, as more fully discussed in “Potential Payouts Upon Termination and Change of Control,” below.

Performance Share Units.    The PSUs awarded in fiscal 2013 vest based upon a three-year performance cycle covering the Company’s fiscal years 2013, 2014 and 2015. The vesting of the PSUs is subject to Avnet achieving relative economic profit performance (“Relative EP”) and relative total shareholder return performance (“Relative TSR”) equal to at least the respective threshold levels set forth below. The Compensation Committee or, where applicable, the Board uses Relative EP as a performance goal because the Board believes that economic profit growth and the creation of shareholder value ultimately leads to growth in TSR and executives are able to directly influence this metric.

For purposes of the PSU awards:

•

“Relative EP” means Avnet’s economic profit per dollar of average capital compared to the economic profit per dollar of average capital of the companies in the S&P Supercomposite Technology Distributors Index Sub-Industry Index, excluding Avnet (the “Index”), during the performance period.

•

“Economic profit” for a business means operating income after tax (assuming an effective tax rate of 35%), less a capital charge of 10% on the amount of capital invested in the business. For purposes of the PSUs, “operating income” excludes certain items as determined by the Compensation Committee, such as restructuring charges, asset writedowns, impairments and financial impacts of accounting, tax, and regulatory changes, etc.

•

“Relative TSR” means the percentile rank (from 0%ile for the lowest to 100%ile for the highest) of Avnet’s “Total Shareholder Return” compared to the individual total shareholder return of each company in the Index.

•	“Total Shareholder Return” means the percent calculated using the following formula:

Average stock price at the end of period – average stock price at the start of period + dividends

Average stock price at the start of period

When calculating the average stock price at the beginning and end of the relevant period, the Company uses the 30-trading day average immediately before and including the start day and the 30-trading day average immediately before and including the end day of the applicable period.

As noted above, 75% of the PSUs vest depending upon Relative EP and 25% of the PSUs vest depending upon Relative TSR. Based upon the Company’s actual Relative EP and Relative TSR during the three-year performance period, the recipient is eligible to receive a percentage of the target number of shares ranging from 0% to 200% of participant’s targeted number of shares as set forth below:

Relative EP Scale
Relative EP relative to the Index	-10%	-5%	0%	+5%	+10%
Payout Percent of Target	0%	50%	100%	150%	200%

Relative TSR Scale
Percentile Rank	0%	25%	50%	75%	100%
Payout Percent of Target	0%	50%	100%	150%	200%

If Avnet’s actual Relative EP or Relative TSR is between two achievement levels set forth in the table above, the percentage vesting shall be determined by linear interpolation.

Fiscal 2013 Awards.    The 2013 LTIP awards to the NEOs are listed in the following table.

NEO	RSUs (#)	Stock Options (#)	PSUs (#)	Target Value of LTIP Awards
Mr. Hamada	27,750	79,296	55,505	$3,600,000
Mr. Moriarty*	25,000	68,000	8,500	$1,831,000
Mr. Sadowski	11,565	33,040	23,125	$1,500,000
Mr. Feldberg	10,020	28,636	20,045	$1,300,000
Mr. Gallagher	8,095	23,128	16,190	$1,050,000
Ms. Miller	6,165	17,620	12,335	$800,000
Mr. Birk	7,710	22,028	15,420	$1,000,000

*	Mr. Moriarty’s award reflects equity granted to encourage Mr. Moriarty to join the Company and to offset certain future compensation payments from his previous employer.

With respect to Mr. Moriarty’s award, the RSUs vest ratably over three years, beginning on January 2, 2014, the options vest ratably over four years beginning on January 2, 2014, and the PSUs vest, if at all, based upon a three-year performance cycle covering the Company’s fiscal years 2013, 2014 and 2015.

Performance Stock Units Earned.    The payout percentages for the PSU awards for the past 5 years are set forth in the following table:

Performance Period	Payout %
Fiscal Years 2011 — 2013	90%
Fiscal Years 2010 — 2012	150%
Fiscal Years 2009 — 2011	100%
Fiscal Years 2008 — 2010	100%
Fiscal Years 2007 — 2009	50%

Additional Compensation Elements

Retirement Benefits

Avnet provides a retirement benefit to each NEO under a tax-qualified retirement plan and a retirement benefit under nonqualified retirement plans. The Avnet pension plan (the “Pension Plan”) is a type of tax-qualified defined benefit plan commonly referred to as a cash balance plan. The nonqualified retirement plans consist of the Avnet restoration pension plan (the “Restoration Plan”) and the supplemental executive officer’s retirement plan (the “SERP”). The plans are more fully described in the “Pension Benefits” discussion below. The SERP was closed to new participants effective December 31, 2011, and the Restoration Plan was adopted effective January 1, 2012. Pursuant to the terms of the Restoration Plan and the SERP, any benefit payable under the Restoration Plan reduces the benefit payable under the SERP. These plans are important retention tools in the Avnet compensation program because the receipt of benefits under these plans is contingent upon the satisfaction of certain age and service requirements. Additionally, as the benefits provided under the nonqualified retirement plans are based in part on a participant’s yearly cash compensation, including a participant’s annual cash incentive compensation, the plans include a performance based element. The Company balances the effectiveness of these plans as a compensation and retention tool with the cost of these plans.

Deferred Compensation

The Company maintains a Deferred Compensation Plan for highly compensated employees including all of the NEOs. The program permits these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Company’s 401(k) Plan, at a minimal administrative cost to the Company. Under this unfunded program, amounts deferred by a participant are credited with earnings based upon the returns actually obtained through the “deemed investment” selected by the executive, as described in more detail following the Nonqualified Deferred Compensation Table. The Company does not offer preferential or above market returns on the compensation deferred.

Perquisites

The Company provides NEOs with a limited number of perquisites that the Company and the Compensation Committee believe are reasonable and consistent with Avnet’s overall compensation program, and necessary to remain competitive. Costs associated with perquisites provided by the Company are included in the “All Other Compensation” column in the Summary Compensation Table.

Change of Control Agreements

Each NEO has a change of control agreement with the Company. The change of control agreements are intended to encourage retention in the face of the disruptive impact of an actual or attempted change of control of the Company. The agreements are also intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment. More detailed descriptions of these programs are included under the heading “Potential Payouts Upon Termination and Change of Control.”

Additional Information

Stock Ownership Guidelines

With a significant portion of each executive officer’s total compensation delivered in the form of equity-based incentives, executive officers have a substantial interest and incentive to ensure profitable growth of the Company and to drive long-term shareholder value. To further reinforce this focus, the Compensation Committee has established stock ownership guidelines for all executive officers. The guidelines provide that the executive officers should hold shares of the Company’s Common Stock or RSUs, with a market value equal to a multiple of each officer’s base salary, as set forth below:

Chief Executive Officer	Shares with market value equal to 5 times base salary
Chief Financial Officer, General Counsel and Operating Group Presidents	Shares with market value equal to 3 times base salary
Other Executive Officers	Shares with market value equal to 1 times base salary

Holding Period for Common Stock

Until the ownership level under the Company’s stock ownership guidelines is met, executives must hold at least 50% of any net shares he or she receives upon the exercise of options or upon the delivery of any RSU or PSU awards.

Insider Trading Policy

The Company’s insider trading policy expressly prohibits ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning the Company’s securities. Additionally, executive officers and directors are prohibited from pledging Avnet securities as collateral for loans. The Company’s insider trading policy prohibits executive officers and directors from trading in securities of Avnet or engaging in any other action to take advantage of, or pass on to others, material nonpublic information relating to Avnet or any other company with which Avnet has a relationship, including Avnet’s customers, suppliers or potential parties in a business transaction.

Recoupment Policy

Pursuant to the Company’s incentive compensation recoupment policy, in the event of a restatement of the Company’s financial results due to the misconduct of any employee, the Independent Directors are authorized to take action to recoup all or part of any incentive compensation received by an executive officer. For purposes of this policy, incentive compensation includes any cash or stock-based award under the Company’s Incentive Plan or LTIP, the amount of which is determined in whole or in part upon achievement of specific financial performance targets. The policy defines misconduct as the willful commission of an illegal act, fraud, intentional misconduct or gross recklessness in the performance of an employee’s duties and responsibilities. In determining whether to take action to recoup any incentive compensation received by an executive officer, the Independent Directors will take into consideration whether the executive officer engaged in the misconduct or was in a position, including in a supervisory role, to have been able to have reasonably prevented the misconduct that caused the restatement.

Equity Grant Practices

The Compensation Committee typically makes its compensation recommendations and decisions at its regularly scheduled meeting in August, which is generally scheduled at least one year in advance. Pursuant to the Company’s equity incentive plans, the exercise price of each stock option awarded to the executive officers is the closing price of Avnet’s Common Stock on the date of grant. Options and other equity-based awards may be granted in connection with a new hire or a promotion, in which case awards may be granted at the Compensation Committee meeting at or about the time of hiring or promotion. Scheduling decisions are made without regard to anticipated earnings or the major announcements by the Company.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1 million the amount of remuneration that Avnet may deduct in any calendar year for its CEO and three other highest-paid named executive officers, other than the CFO. The limitation applies only to compensation that is not considered “performance based” as defined in the Section 162(m) regulations.

In designing the Company’s compensation programs, the Compensation Committee considers the effect of Section 162(m) of the Code, as well as other factors relevant to the Company’s business needs. The Company has historically taken, and intends to continue to take, reasonable and appropriate actions with respect to achieving deductibility of annual incentive and long-term compensation. To maintain flexibility, the Compensation Committee does not have a policy requiring all compensation to be deductible.

D&O Insurance

As permitted by Section 726 of the Business Corporation Law of New York, Avnet has in force directors’ and officers’ liability insurance and corporate reimbursement insurance. The policy insures Avnet against losses from claims against its directors and officers when they are entitled to indemnification by Avnet, and insures Avnet’s directors and officers against certain losses from claims against them in their official capacities. All duly elected directors and officers of Avnet and its subsidiaries are covered under this insurance. The primary insurer is Federal Insurance Company, a Chubb Group insurance company. Excess insurers include ACE American Insurance Company, Arch Insurance Company, Zurich American Insurance Company, National Union Fire Insurance Co. of Pittsburgh, PA, Allied World National Assurance Company, Federal Insurance Company, and Lloyd’s of London. The coverage was renewed effective August 1, 2013, for a one-year term. The total premium paid for both primary and excess insurance was $1,167,363.

COMPENSATION OF AVNET EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation provided by Avnet for the years indicated to the Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Richard Hamada	2013	900,000	—	2,699,960	900,010	447,879	—	29,183	4,977,032
Chief Executive Officer	2012	850,000	—	1,794,307	578,537	470,320	899,504	36,620	4,629,288
	2011	700,000	—	1,747,907	443,988	1,535,139	1,039,262	28,185	5,494,481
Kevin Moriarty	2013	250,000	400,000	1,068,315	762,960	81,820	—	5,850	2,568,945
Senior Vice President and
Chief Financial Officer
Raymond Sadowski	2013	538,000	—	1,124,997	375,004	195,723	3,307	18,538	2,255,569
Senior Vice President and	2012	538,000	—	852,310	274,821	227,967	541,135	20,872	2,455,105
Chief Administrative Officer	2011	538,000	—	943,829	239,765	793,886	675,172	14,692	3,205,344
Harley Feldberg	2013	593,000	—	975,008	325,019	295,629	8,445	23,154	2,220,255
Senior Vice President and	2012	575,000	—	801,040	258,266	319,729	661,461	18,773	2,634,269
President, Avnet Electronics Marketing	2011	550,000	—	1,004,979	255,287	1,117,882	928,486	30,116	3,886,750
Philip Gallagher	2013	525,000	—	787,563	262,503	234,085	—	19,951	1,829,102
Senior Vice President and	2012	515,000	—	634,518	204,540	313,557	559,340	20,489	2,247,444
President, Avnet Technology Solutions	2011	500,000	—	830,330	210,884	597,051	351,137	23,124	2,512,526
MaryAnn Miller	2013	425,000	—	599,955	199,987	145,561	118,404	21,942	1,510,849
Senior Vice President and Chief Human Resources Officer
David Birk	2013	500,000	—	750,106	250,018	271,478	—	22,329	1,793,931
Former Senior Vice President and General Counsel

(1)

Amounts shown under the heading “Stock Awards” reflect the grant date fair value of awards of RSUs and PSUs, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of RSUs awarded to each NEO in fiscal 2013 is as follows: Mr. Hamada — $899,933; Mr. Moriarty — $797,250; Mr. Sadowski — $375,053; Mr. Feldberg — $324,949; Mr. Gallagher — $262,521; Ms. Miller — $199,931; and Mr. Birk — $250,035. With respect to PSUs, the grant date fair value was computed based upon the target outcome of the performance conditions as of the grant date, which was consistent with the estimates used by the Company to measure compensation cost determined as of the grant date. Assuming the target performance is achieved for PSUs awarded in fiscal 2013, the grant date fair value of the award to each NEO is as follows: Mr. Hamada — $1,800,027; Mr. Moriarty — $271,065; Mr. Sadowski — $749,944; Mr. Feldberg — $650,059; Mr. Gallagher — $525,042; Ms. Miller — $400,024; and Mr. Birk — $500,071. Assuming the maximum payout of PSUs granted in fiscal 2013 is achieved, the grant date value of such awards would be $3,600,054, $542,130, $1,499,888, $1,300,119, $1,050,083, $800,048 and $1,000,141 for Messrs. Hamada, Moriarty, Sadowski, Feldberg, Gallagher, Ms. Miller, and Mr. Birk, respectively. Amounts shown under the heading “Option Awards” reflect the grant date fair values for stock option awards calculated using the Black-Scholes option pricing model. For information on the assumptions used to calculate the value of the awards, refer to Note 12 to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended June 29, 2013. The amounts included in these columns relate to awards made in the fiscal year and reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual amount that will be realized by the NEOs.

(2)	The amount includes the net change in the actuarial present value of accumulated benefits under the Company’s qualified and nonqualified retirement plans. The year-over-year decrease was primarily due to the change in the discount rate applied to the plans as interest rates at the end of fiscal 2013 were higher than at the end of fiscal 2012. For Messrs. Hamada, Gallagher and Birk, the impact of the change in the discount rate resulted in a net decrease in the total net change of the actuarial present value of accumulated benefits under the qualified and nonqualified retirement plans, and as such these net negative amounts are not reflected in the table above. For fiscal 2013 the increase in the actuarial present value of accumulated benefits under the Company’s qualified plan was $24,163, $21,685 and $60,131 for Messrs. Hamada, Gallagher and Birk, respectively. For fiscal 2013, the decrease in the actuarial present value of accumulated benefits under the Company’s nonqualified retirement plan was $116,935, $40,374 and $71,396 for Messrs. Hamada, Gallagher and Birk, respectively. Mr. Moriarty is not a participant in the SERP. He will become a participant in the Pension and Restoration Plans effective July 1, 2014.

(3)	The amount includes (a) Company-paid expenses associated with a leased automobile for each of the NEOs and (b) the cost of annual physical exams. None of the perquisites and personal benefits exceeded the greater of $25,000 or 10% of the total amount of these benefits for the NEO.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity plan-based awards to the NEOs in fiscal 2013 relating to: (1) annual cash incentive awards; (2) PSUs; (3) RSUs; and (4) stock options. The actual payouts earned in fiscal 2013 under the Non-Equity Incentive Plan Awards are included in the Summary Compensation Table as are the grant date fair values associated with the awards under the Equity Incentive Plan, All Other Stock Awards and All Other Option Awards in the table below.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Richard Hamada	8/09/2012	250,000	1,000,000	2,250,000	—	—	—	—	79,296	32.43	900,010
	8/09/2012	—	—	—	1	55,505	111,010	—	—	—	1,800,027
	8/09/2012	—	—	—	—	—	—	27,750	—	—	899,933
Kevin Moriarty	1/02/2013	50,000	200,000	450,000	—	—	—	—	68,000	31.89	762,960
	1/02/2013	—	—	—	1	8,500	17,000	—	—	—	271,065
	1/02/2013	—	—	—	—	—	—	25,000	—	—	797,250
Raymond Sadowski	8/09/2012	109,250	437,000	983,250	—	—	—	—	33,040	32.43	375,004
	8/09/2012	—	—	—	1	23,125	46,250	—	—	—	749,944
	8/09/2012	—	—	—	—	—	—	11,565	—	—	375,053
Harley Feldberg	8/09/2012	148,250	593,000	1,334,250	—	—	—	—	28,636	32.43	325,019
	8/09/2012	—	—	—	1	20,045	40,090	—	—	—	650,059
	8/09/2012	—	—	—	—	—	—	10,020	—	—	324,949
Philip Gallagher	8/09/2012	131,250	525,000	1,181,250	—	—	—	—	23,128	32.43	262,503
	8/09/2012	—	—	—	1	16,190	32,380	—	—	—	525,042
	8/09/2012	—	—	—	—	—	—	8,095	—	—	262,521
MaryAnn Miller	8/09/2012	81,250	325,000	731,250	—	—	—	—	17,620	32.43	199,987
	8/09/2012	—	—	—	1	12,335	24,670	—	—	—	400,024
	8/09/2012	—	—	—	—	—	—	6,165	—	—	199,931
David Birk	8/09/2012	93,750	375,000	843,750	—	—	—	—	22,028	32.43	250,018
	8/09/2012	—	—	—	1	15,420	30,840	—	—	—	500,071
	8/09/2012	—	—	—	—	—	—	7,710	—	—	250,035

(1)	As discussed in the CD&A, the possible payout at threshold level is pegged at 25% of target amount, at 100% of target amount if all of the pre-established financial goals are achieved, and up to a maximum of 225% of the target amount if the achievement of the pre-established financial goals reaches or exceeds the target maximum. Achievement below the threshold would yield a payout of $0.

(2)	This column represents grants of PSUs. As discussed in the CD&A, based upon the Company’s actual Relative EP and Relative TSR during the three-year performance period, the executive is eligible to receive a percentage of the target number of shares ranging from 0% to 200% of his or her targeted number of shares.

(3)	The vesting schedules for the PSUs, RSUs and the stock option grants made in fiscal 2013 are as follows:

Type of Awards Made in Fiscal 2013	Vesting Schedule
Performance Share Units (PSUs)	vest, if at all, at the end of fiscal 2015 (June 27, 2015)
Restricted Stock Units (RSUs)	20% each on the first business day in January of 2013 through 2017, except for Mr. Moriarty, whose award will vest ratably over 3 years beginning on January 2, 2014
Stock Options	25% on each of the first through fourth anniversary of the grant date

For additional description of the terms and awards of RSUs, stock options and PSUs made in fiscal 2013, see the description of long-term incentives in the CD&A and Note 12 to the Company’s Consolidated Financial Statements included in Avnet’s Form 10-K for the fiscal year ended June 29, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the current holdings of stock options and stock awards by the NEOs as of June 29, 2013. This table includes unexercised and unvested option grants, unvested RSUs, and PSUs with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each NEO. The vesting schedule for each grant is shown following this table, based on the option grant date or stock award date. The market value of the stock awards is based on the closing market price of Avnet Common Stock as of June 29, 2013, which was $33.60. The PSUs are subject to specified performance objectives over the performance period. The market values as of June 29, 2013, shown in columns (h) and (j) below, assume 100% achievement of these performance objectives. For additional information about the option grants and stock awards, see the description of long-term incentives in the CD&A and Note 12 to the Company’s Consolidated Financial Statements included in Avnet’s Form 10-K for the fiscal year ended June 29, 2013.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (RSUs)(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (PSUs)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(e)	(f)		(g)	(h)	(i)	(j)
Richard Hamada	9/23/2005	16,215	—	24.78	9/22/2015		—	—	—	—
	8/10/2006	9,759	—	16.96	8/09/2016		—	—	—	—
	8/09/2007	30,932	—	34.34	8/08/2017		—	—	—	—
	8/07/2008	45,128	—	28.80	8/06/2018		—	—	—	—
	8/13/2009	33,846	11,282	24.75	8/12/2019	8/13/2009	3,587	120,523	—	—
	8/12/2010	25,458	25,458	24.41	8/11/2020	11/5/2010	7,412	249,043	—	—
	8/11/2011	14,957	44,871	27.94	8/10/2021	8/11/2011	12,843	431,525	42,815	1,438,584
	8/09/2012	—	79,296	32.43	8/08/2022	8/09/2012	22,200	745,920	55,505	1,864,968
Kevin Moriarty	1/02/2013	—	68,000	31.89	1/01/2023	1/02/2013	25,200	840,000	8,500	285,600
Raymond Sadowski	9/19/2003	50,000	—	18.13	9/18/2013		—	—	—	—
	9/23/2004	25,860	—	17.47	9/22/2014		—	—	—	—
	9/23/2005	16,516	—	24.78	9/22/2015		—	—	—	—
	8/10/2006	21,688	—	16.96	8/09/2016		—	—	—	—
	8/09/2007	16,160	—	34.34	8/08/2017		—	—	—	—
	8/07/2008	25,572	—	28.80	8/06/2018		—	—	—	—
	8/13/2009	19,179	6,393	24.75	12/31/2018	8/13/2009	2,033	68,309	—	—
	8/12/2010	13,748	13,748	24.41	12/31/2018	11/5/2010	4,002	134,467	—	—
	8/11/2011	7,105	21,315	27.94	12/31/2018	8/11/2011	6,102	205,027	20,335	683,256
	8/09/2012	—	33,040	32.43	12/31/2018	8/09/2012	9,252	310,867	23,125	777,000
Harley Feldberg	5/13/2004	50,000	—	21.92	5/12/2014		—	—	—	—
	9/23/2005	19,520	—	24.78	9/22/2015		—	—	—	—
	8/09/2007	19,852	—	34.34	8/08/2017		—	—	—	—
	8/07/2008	30,084	—	28.80	8/06/2018		—	—	—	—
	8/13/2009	22,563	7,521	24.75	8/12/2019	8/13/2009	2,391	80,338	—	—
	8/12/2010	14,638	14,638	24.41	8/11/2020	11/5/2010	4,262	143,203	—	—
	8/11/2011	6,677	20,031	27.94	8/10/2021	8/11/2011	5,733	192,629	19,115	642,264
	8/09/2012	—	28,636	32.43	8/08/2022	8/09/2012	8,016	269,338	20,045	673,512
Philip Gallagher	8/09/2007	10,156	—	34.34	8/08/2017		—	—	—	—
	8/07/2008	14,292	—	28.80	8/06/2018		—	—	—	—
	3/02/2009	5,625	—	16.15	3/01/2019		—	—	—	—
	8/13/2009	18,051	6,017	24.75	8/12/2019	8/13/2009	1,913	64,277	—	—
	8/12/2010	12,092	12,092	24.41	8/11/2020	11/5/2010	3,522	118,339	—	—
	8/11/2011	5,288	15,864	27.94	8/10/2021	8/11/2011	4,542	152,611	15,140	508,704
	8/09/2012	—	23,128	32.43	8/08/2022	8/09/2012	6,476	217,594	16,190	543,984
MaryAnn Miller	5/08/2009	6,000	—	22.08	5/07/2019		—	—	—	—
	8/13/2009	6,768	2,256	24.75	8/12/2019	8/13/2009	717	24,091	—	—
	8/12/2010	5,728	5,728	24.41	8/11/2020	11/5/2010	1,668	56,045	—	—
	8/11/2011	3,526	10,578	27.94	8/10/2021	8/11/2011	3,027	101,707	10,090	339,024
	8/09/2012	—	17,620	32.43	8/08/2022	8/09/2012	4,932	165,715	12,335	414,456
David Birk	9/23/2005	15,316	—	24.78	9/22/2015		—	—	—	—
	8/10/2006	16,964	—	16.96	8/09/2016		—	—	—	—
	8/09/2007	12,764	—	34.34	8/08/2017		—	—	—	—
	8/07/2008	21,360	—	28.80	8/06/2018		—	—	—	—
	8/13/2009	16,020	5,340	24.75	12/31/2018	8/13/2009	1,698	57,053	—	—
	8/12/2010	9,928	9,928	24.41	12/31/2018	11/5/2010	2,892	97,171	—	—
	8/11/2011	4,674	14,022	27.94	12/31/2018	8/11/2011	4,014	134,870	13,380	449,568
	8/09/2012	—	22,028	32.43	12/31/2018	8/09/2012	6,168	207,245	15,420	518,112

Vesting schedules:

Stock Options — All stock options vest in 25% annual increments commencing on the first anniversary of the grant date. Stock options typically expire the day before the tenth anniversary of the grant date. Pursuant to their award agreements and as a result of their retirement, the options granted to Messrs. Birk and Sadowski expire the earlier of the original stock option expiration date or five years from their respective retirement dates.

Restricted Stock Unit Awards (RSUs) — All RSUs, except for the award dated January 2, 2013, to Mr. Moriarty, vest in 20% annual increments commencing in the January following the Grant Date. The award dated January 2, 2013, to Mr. Moriarty will vest ratably over 3 years beginning on January 2, 2014.

Performance Share Units (PSUs) — All PSUs vest, if at all, depending on whether performance objectives are met, on the last day of the fiscal year coincident with the end of the three-year performance period.

Option Exercises and Stock Vested

The following table provides information as to each of the NEOs: (1) stock option exercises during fiscal 2013, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards in the form of RSUs and PSUs, and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Richard Hamada	—	—	54,218	1,951,909
Kevin Moriarty	—	—	—	—
Raymond Sadowski	50,000	1,023,000	28,508	1,029,732
Harley Feldberg	—	—	80,092	2,722,127
Philip Gallagher	—	—	23,858	867,308
MaryAnn Miller	—	—	11,870	428,790
David Birk	—	—	20,789	750,000

The value realized on vesting of stock awards includes RSUs that vested on January 2, 2013, the 50,000 RSUs that vested on June 24, 2013, for Mr. Feldberg, and the vesting of PSUs on June 29, 2013, which covered the fiscal 2011-2013 performance period. The value realized with respect to the RSUs is as follows: Mr. Hamada — 20,711 shares and $653,848; Mr. Sadowski — 10,414 shares and $328,770; Mr. Feldberg — 60,828 shares and $1,975,840; Mr. Gallagher — 7,943 shares and $250,761; Ms. Miller — 4,331 shares and $136,729; and Mr. Birk — 7,722 shares and $243,784. The value realized with respect to the PSUs is as follows: Mr. Hamada — 33,507 shares and $1,298,061; Mr. Sadowski — 18,094 shares and $700,962; Mr. Feldberg — 19,264 shares and $746,287; Mr. Gallagher — 15,915 shares and $616,547; Ms. Miller — 7,539 shares and $292,061; and Mr. Birk — 13,067 shares and $506,216.

Pension Benefits

Further to the discussion of the retirement benefits discussed in the CD&A, Avnet provides a retirement benefit under a tax-qualified retirement plan and a retirement benefit under nonqualified retirement plans. The Pension Plan is a type of tax-qualified defined benefit plan commonly referred to as a cash balance plan. A participant’s benefit under the Pension Plan is based on the value of the participant’s cash balance account, which is used for record keeping purposes and does not represent any assets of the Pension Plan segregated on behalf of a participant. In general, the Pension Plan defines annual earnings as a participant’s base salary, commissions, royalties, annual cash incentive compensation and amounts deferred pursuant to plans described in Sections 125 or 401(k) (i.e., the Avnet 401(k) Plan) of the Code. Currently, the maximum amount of earnings on which benefits can be accrued is $255,000, which is the 2013 annual maximum established by the IRS. The Pension Plan offers participants distributions in the form of various monthly annuity payments and, in most cases, a lump sum distribution option is also available to participants who have terminated employment with Avnet.

The nonqualified retirement plans consist of the Restoration Plan and the SERP. The Restoration Plan is an excess benefit plan that provides retirement income to eligible employees whose Pension Plan benefit is limited by Code limits on compensation. The Restoration Plan uses the same eligibility, vesting, formula and distribution criteria (except in cases where Code section 409A applies) found in the Pension Plan, but without considering the Code imposed limits on the Pension Plan. The excess benefit over the Code imposed limits in the Pension Plan is paid from the Restoration Plan.

The SERP provides for: (1) payment of a death benefit to the designated beneficiary of each participating officer who dies while he or she is an employee of the Company in an amount equal to twice the yearly earnings (including salary and cash incentive compensation) of such officer; (2) a supplemental retirement benefit payable at age 65 (if the officer has satisfied certain age and service requirements) payable monthly for two years and in a lump sum thereafter to such officer or his or her beneficiary with the total benefit equaling the present value of ten years of payments in an amount not to exceed 36% of the officer’s eligible compensation, which is defined as the average of the highest two of the last five year’s cash compensation prior to termination; or (3) a supplemental early retirement benefit equal to the benefit described in (2) above, except that such amount is reduced for each month prior to age 65 that the participant begins to receive the benefit.

As discussed in the CD&A, the SERP was closed to new participants effective December 31, 2011, and the Restoration Plan was adopted effective January 1, 2012. Pursuant to the terms of both plans, any benefit payable under the Restoration Plan will reduce the benefit payable under the SERP. Thus, the maximum benefit payable to vested participants in both nonqualified plans will equal the benefit payable under the SERP.

The table below shows the number of years of service credited to each such NEO, the actuarial present value of accumulated benefits payable to each of the NEOs as of the end of the fiscal year and the payments made during the last fiscal year under the Pension Plan and the nonqualified retirement plans. The present value of the accumulated benefit was determined using interest rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Richard Hamada	Avnet Pension Plan	28.5	259,650	—
	Nonqualified Retirement Plans	29.6	3,892,529	—
Kevin Moriarty	Avnet Pension Plan	0.0	—	—
	Restoration Plan(1)	0.0	—	—
Raymond Sadowski	Avnet Pension Plan	33.5	358,560	—
	Nonqualified Retirement Plans	34.9	2,702,905	$55,771	(2)
Harley Feldberg	Avnet Pension Plan	30.0	374,994	—
	Nonqualified Retirement Plans	31.7	3,528,027	—
Philip Gallagher	Avnet Pension Plan	29.5	220,016	—
	Nonqualified Retirement Plans	30.6	1,926,555	—
MaryAnn Miller	Avnet Pension Plan	5.5	108,047	—
	Nonqualified Retirement Plans(3)	3.7	1,093,214	—
David Birk	Avnet Pension Plan	31.5	583,007	—
	Nonqualified Retirement Plans	32.5	3,075,618	$57,039	(2)

(1)	Mr. Moriarty is not a participant in the SERP. He will become a participant in the Pension and Restoration Plans effective July 1, 2014.

(2)	As both Messrs. Birk and Sadowski will be retiring effective December 31, 2013, and their SERP benefits were ascertainable at the time they provided their one-year notice of retirement, FICA tax on the present value of the nonqualified retirement benefits was due at the time of such notification. A portion of the first benefit payment was advanced in order to facilitate the required tax withholding and the associated taxability of such advance.

(3)	As of the end of fiscal 2013, Ms. Miller’s benefit under the SERP has not yet vested.

Nonqualified Deferred Compensation

Avnet offers the Avnet Deferred Compensation Plan (“DCP”) for highly compensated employees defined as those earning $255,000 or more in target income, including all of the NEOs. The DCP allows these employees to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the Avnet 401(k) Plan. A DCP participant may defer up to 50% of his or her salary and up to 100% of his or her incentive and bonus compensation earned during the plan year (regardless of when paid). Participants may choose from a selection of mutual funds and other investment vehicles in which the deferred amount is then deemed to be invested. Earnings on the amounts deferred are determined by the returns actually obtained through the “deemed investment” options and added to the account. As such, there are no “above-market” earnings. The deferred compensation and the amount earned are held under the Avnet Deferred Compensation

Rabbi Trust, but are subject to the claims of general creditors of the Company. Also, the obligation to distribute the amounts according to the participants’ designation is a general obligation of the Company. Of the NEOs, Messrs. Feldberg and Gallagher were participants in the DCP and deferred a portion of their cash compensation in fiscal 2013.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/ (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Richard Hamada	—	—	—	—	—
Kevin Moriarty	—	—	—	—	—
Raymond Sadowski	—	—	—	—	—
Harley Feldberg	182,408	—	335,236	—	2,566,940
Philip Gallagher	57,913	—	92,880	—	623,999
MaryAnn Miller	—	—	—	—	—
David Birk	—	—	—	—	—

Potential Payouts Upon Termination

Employment Agreements and Change of Control Agreements

Employment Agreements

Each of the NEOs, with the exception of Ms. Miller, has entered into an employment agreement with Avnet. These employment agreements are generally terminable by either the NEO or the Company upon one-year advance written notice to the other. Mr. Moriarty’s agreement is terminable by either party upon 90-days advance written notice. The employment agreements contain provisions dealing with termination for cause, and termination upon a death or disability. For purposes of these agreements, “cause” includes gross misconduct, breach of any material term of the agreement, willful breach, habitual neglect or wanton disregard of the executive’s duties, or conviction of any criminal act. Pursuant to Mr. Hamada’s employment agreement, if Mr. Hamada should become disabled, the Company will pay an annual disability benefit of $300,000 until the earlier of his 65th birthday, the disability ceases or death. Additionally, Messrs. Hamada’s and Moriarty’s agreements include provisions dealing with termination upon a change in office and duties. The amount of compensation (including base salary and incentive compensation) to be paid to each NEO is not fixed and is to be agreed upon by the NEO and the Company from time to time. The employment agreements contain restrictive covenants relating to non-competition, confidential information and non-solicitation of employees.

Change of Control Agreements

Each of the NEOs has entered into change of control agreements with the Company. With respect to Mr. Hamada and Mr. Moriarty, in the event of actual or constructive termination within 24 months of a change of control, the Company must pay to such executive all accrued base salary and pro-rata incentive payments, plus 2.99 times the sum of (i) the executive’s then current annual base salary, and (ii) the executive’s target incentive compensation for the year in which such termination occurred. Further, unvested stock options shall accelerate and vest in accordance with the early vesting provisions under the applicable stock compensation plans, and all equity incentive awards granted, but not yet delivered, will be accelerated and delivered. Pursuant to their change of control agreements, Mr. Hamada and Mr. Moriarty are not entitled to a tax gross-up for excise taxes related to payments made upon a change of control.

With respect to Messrs. Sadowski, Feldberg, Gallagher and Birk and Ms. Miller, the amount payable under these agreements are substantially the same as noted above, except that the incentive component of the payment (in clause (ii), above) is 2.99 times the average of executive’s incentive payments for the highest two of the previous five fiscal years and each, other than Ms. Miller, is entitled to a tax gross-up for excise taxes related to payments made upon a change of control if such excise tax applies.

Pursuant to these agreements, a constructive termination includes a material diminution in the executive’s responsibilities, a material change in the geographic location at which the executive is primarily required to perform services for the Company, a material reduction in the executive’s base compensation or any other action or inaction that constitutes a material breach by the Company under its employment agreement with the executive. A change of control is defined as including the acquisition of voting or dispositive power with respect to 50% or more of the outstanding shares of Avnet Common Stock, a change in the individuals serving on the Board of Directors so that those serving on the effective date of the applicable agreement and those persons appointed by such individuals to the Board no longer constitute a majority of the Board, or the approval by shareholders of a liquidation, dissolution or sale of substantially all of the assets of the Company.

Potential Payouts upon Termination Table

The following table sets forth the estimated payments and value of benefits that each of the NEOs would be entitled to receive under their employment and change of control agreements, as applicable, in the event of the termination of their employment under various scenarios. The table assumes that the termination occurred on June 29, 2013, which is the Company’s fiscal year end.

As used in this section:

•	“Death” refers to the death of executive;

•	“Disability” refers to the executive becoming permanently and totally disabled during the term of the executive’s employment as certified by competent medical personnel;

•	“Company Termination Without Cause” means that the executive is fired without cause (as defined in the employment agreement);

•	“Change of Control Termination” means the occurrence of both a change of control and the constructive termination of the executive within 24 months of the change; and

•

“Retirement” for the purpose of determining benefit under the stock plans, means all of the following: (a) age 55, (b) five years of service, (c) age plus years of service is equal to at least 65, and (d) the executive must have signed a non-compete agreement.

	Death $	Disability $	Company Termination w/o Cause $	Change of Control $	Retirement $
Richard Hamada:
Severance	—	—	—	6,727,500	—
Settlement of previously vested stock options	1,140,173	1,140,173	1,140,173	1,140,173	1,140,173
Settlement of unvested stock options	—	680,551	680,551	680,551	680,551
Settlement of RSUs	1,547,011	1,547,011	1,547,011	1,547,011	1,547,011
Settlement of PSUs	2,706,547	4,429,387	4,429,387	4,429,387	4,429,387
Accrued vacation pay out	44,688	44,688	44,688	44,688	44,688
Welfare benefits	—	2,335,754	—	75,214	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	136,203	272,406	272,406	272,406	272,406
Nonqualified retirement plans	2,695,758	3,527,543	3,527,543	3,527,543	3,527,543
Excise taxes and gross up	—	—	—	—	—
Kevin Moriarty
Severance	—	—	828,022	3,289,000	—
Settlement of previously vested stock options	—	—	—	—	—

	Death $	Disability $	Company Termination w/o Cause $	Change of Control $	Retirement $
Settlement of unvested stock options	—	—	—	116,280	—
Settlement of RSUs	840,000	—	—	840,000	—
Settlement of PSUs	47,600	47,600	—	285,600	—
Accrued vacation pay out	9,635	9,635	9,635	9,635	9,635
Welfare benefits	—	—	—	39,564	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	—	—	—	—	—
Restoration Plan	—	—	—	—	—
Excise taxes and gross up	—	—	—	—	—
Raymond Sadowski
Severance	—	—	—	3,672,177	—
Settlement of previously vested stock options	2,156,219	2,156,219	2,156,219	2,156,219	2,156,219
Settlement of unvested stock options	—	342,222	342,222	342,222	342,222
Settlement of RSU	718,670	718,670	718,670	718,670	718,670
Settlement of PSUs	1,322,462	2,068,214	2,068,214	2,068,214	2,068,214
Accrued vacation pay out	41,386	41,386	41,386	41,386	41,386
Welfare benefits	—	—	—	53,923	74,421
Life insurance benefit	500,000	—	—	—	—
Avnet pension	184,514	369,028	369,028	369,028	369,028
Nonqualified retirement plans	1,467,446	2,789,687	2,789,687	2,789,687	2,789,687
Excise taxes and gross up	—	—	—	—	—
Harley Feldberg
Severance	—	—	—	4,741,624	—
Settlement of previously vested stock options	1,272,567	1,272,567	1,272,567	1,272,567	1,272,567
Settlement of unvested stock options	—	347,963	347,963	347,963	347,963
Settlement of RSUs	685,508	685,508	685,508	685,508	685,508
Settlement of PSUs	1,299,950	1,963,046	1,963,046	1,963,046	1,963,046
Accrued vacation pay out	45,615	45,615	45,615	45,615	45,615
Welfare benefits	—	—	—	55,455	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	192,048	384,095	384,095	384,095	384,095
Nonqualified retirement plans	1,777,258	3,546,886	3,546,886	3,546,886	3,546,886
Excise taxes and gross up	—	—	—	—	—
Philip Gallagher
Severance	—	—	—	3,552,824	—
Settlement of previously vested stock options	467,564	467,564	467,564	467,564	467,564
Settlement of unvested stock options	—	—	—	281,225	—
Settlement of RSUs	552,821	—	—	552,821	—
Settlement of PSUs	1,055,208	1,055,208	—	1,587,432	—
Accrued vacation pay out	40,385	40,385	40,385	40,385	40,385
Welfare benefits	—	—	—	63,614	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	116,526	233,051	233,051	233,051	233,051
Nonqualified retirement plans	1,518,170	1,292,410	1,292,410	1,292,410	1,292,410
Excise taxes and gross up	—	—	—	—	—
MaryAnn Miller
Severance	—	—	—	2,463,126	—
Settlement of previously vested stock options	201,614	201,614	201,614	201,614	201,614
Settlement of unvested stock options	—	—	—	153,092	—
Settlement of RSUs	347,558	—	—	347,558	—
Settlement of PSUs	617,478	617,478	—	1,006,790	—
Accrued vacation pay out	32,692	32,692	32,692	32,692	32,692

	Death $	Disability $	Company Termination w/o Cause $	Change of Control $	Retirement $
Welfare benefits	—	—	—	66,194	—
Life insurance benefit	500,000	—	—	—	—
Avnet pension	56,407	112,813	112,813	112,813	112,813
SERP	1,141,122	—	—	—	—
Restoration Plan	34,266	34,266	34,266	34,266	34,266
Excise taxes and gross up	—	—	—	—	—
David Birk
Severance	—	—	—	3,202,402	—
Settlement of previously vested stock options	779,366	779,366	779,366	779,366	779,366
Settlement of unvested stock options	—	243,635	243,635	243,635	243,635
Settlement of RSUs	496,339	496,339	496,339	496,339	496,339
Settlement of PSUs	911,467	1,406,731	1,406,731	1,406,731	1,406,731
Accrued vacation pay out	38,477	38,477	38,477	38,477	38,477
Welfare benefits	—	—	—	61,218	1,082
Life insurance benefit	500,000	—	—	—	—
Avnet pension	291,504	583,007	583,007	583,007	583,007
Nonqualified retirement plans	1,542,956	3,075,618	3,075,618	3,075,618	3,075,618
Excise taxes and gross up	—	—	—	—	—

The employment agreements with the NEOs, except for Mr. Moriarty, do not provide for a “severance payment” in the event of a termination by the Company without cause. Pursuant to their employment agreement, each of the NEOs is entitled to receive a one-year advance notice from the Company prior to termination without cause (90-days for Mr. Moriarty). During the notice period, the executive shall continue to receive compensation and other benefits in accordance with his agreed-upon pay plan. Mr. Moriarty is entitled to receive his base salary and other compensation for a period of one year after Mr. Moriarty is provided with notice of his termination without cause. As noted above, Ms. Miller does not have an employment agreement with the Company. For the NEOs with an employment agreement, it is assumed for the table above that such notice period ended on June 29, 2013, which is the last business day of the Company’s fiscal year 2013.

Except as noted immediately below, because Messrs. Hamada, Sadowski, Feldberg and Birk are retirement eligible under the applicable equity compensation plans, the amount of potential payouts to each of them in the event of a disability or termination by the Company without cause is the same as that under “Retirement” because the amount received upon retirement is greater than would be received upon a disability or termination without cause. Mr. Hamada’s welfare benefit in the event of a disability equals the present value of the disability benefit provided under his employment agreement assuming he reaches age 65. The Company will provide Messrs. Birk and Sadowski with payments to help defray a portion of the costs of their medical and dental benefits until each of them and their respective spouses are eligible for Medicare. The present value attributable to this benefit is included in “Welfare benefits,” above. The amount included with respect to the SERP is calculated based on the present value of the benefit described above relating to Pension Benefits, discounted to reflect the earliest age at which the executive can begin receiving such benefit. While Mr. Gallagher’s benefits under the SERP have vested, he is not eligible to receive a distribution until he has reached at least age 55. As Ms. Miller’s benefit under the SERP has not yet vested, she is only entitled to a benefit under such plan in the event of death. As the SERP was closed to new participants effective December 31, 2011, Mr. Moriarty is not a participant in the SERP.

Executives receiving PSUs, including each of the NEOs, would be entitled to receive a pro-rata number of performance shares in the case of death or disability and all of the performance shares in the case of retirement or a change of control earned for a three-year performance cycle. As noted above, because Messrs. Hamada, Sadowski, Feldberg and Birk are retirement eligible under the applicable equity compensation plans, the value shown in the table above for PSU awards equals the value earned upon retirement. The value shown for the settlement of PSUs in the table above is calculated with the assumption that the triggering event has occurred on June 29, 2013. Furthermore, the value of the PSU awards for the fiscal 2011 – 2013 performance cycle is included in the table above because, while the actual PSU payouts were not made until September 2013, the PSU awards were fully vested on June 29, 2013. Additionally, the value of the PSU awards covering the fiscal 2012-2014 and fiscal 2013-2015 performance periods assumes that the target number of shares is awarded to Messrs. Hamada, Sadowski, Feldberg and Birk. The value of RSUs reflected in the table above in all cases, other than termination without cause, equals the value of all RSUs allocated to the NEOs but not yet delivered at June 29, 2013. In the case of termination without cause, the value of RSUs is only applicable for those who are retirement eligible at June 29, 2013 — Messrs. Hamada, Sadowski, Feldberg and Birk.

Director Compensation

Directors of Avnet who are also officers or employees of Avnet (currently Mr. Hamada) do not receive any special or additional remuneration for service on the Board of Directors or any of its committees. Upon the recommendation of the Corporate Governance Committee and approval of the Board of Directors, non-employee Directors receive compensation for their services on the Board as set out below.

Compensation Components (annual)
% Cash to Equity	45/55
Cash Retainer		$100,000	(1)
Equity		$120,000	(2)
Total:		$220,000
Lead Independent Director(3)	add:	$25,000
Audit Committee Retainer	add:	$7,500
Committee Chair Retainers	add:	$10,000
Independent Chairman Retainer	add:	$150,000

(1)	Paid quarterly unless election is made to defer under the Avnet Deferred Compensation Plan for Outside Directors, which is described in more detail under the caption “Deferred Compensation Plan” below.

(2)	Prorated upon first election; delivered each January following reelection. Mr. Clark and Mr. Schumann have elected to defer their 2013 stock awards in the form of phantom stock units in their Deferred Compensation Accounts under the Avnet Deferred Compensation Plan for Outside Directors, which is described in more detail under the caption “Deferred Compensation Plan” below.

(3)	Prior to November 2012, the Board had a lead independent director. Effective November 2, 2012, the Board appointed Mr. Schumann as its independent Chairman.

The following table shows the total dollar value of all fees earned by and paid in cash to all non-employee directors in fiscal 2013 and the grant date fair value of stock awards to non-employee directors made in fiscal 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Eleanor Baum(2)	71,250	—	46,667	117,917
J. Veronica Biggins	105,000	120,000	—	225,000
Michael Bradley(1)	66,667	140,000	—	206,667
R. Kerry Clark	107,500	120,000	—	227,500
Ehud Houminer(2)	58,750	—	46,667	105,417
James A. Lawrence	108,750	120,000	—	228,750
Frank R. Noonan	115,000	120,000	—	235,000
Ray M. Robinson	100,000	120,000	—	220,000
William H. Schumann III	185,625	120,000	—	305,625
William P. Sullivan	105,000	120,000	—	225,000

(1)	Mr. Bradley was appointed to the Board in November 2012, and as such, the above amounts reflect a pro-rata amount of fees and stock awards earned in respect to fiscal 2013.

(2)	Dr. Baum and Mr. Houminer retired from the Board in November 2012, and as such the above retainer reflects six months of fees earned. The amounts included in “All Other Compensation” reflect payments made pursuant to the Retirement Plan for Outside Directors. Please refer to Retirement Plan Benefits and Phase-Out, below, for additional information.

Deferred Compensation Plan

Under the Avnet Deferred Compensation Plan for Outside Directors, a non-employee Director may elect to receive phantom stock units in lieu of some or all of the shares of Avnet Common Stock that would otherwise be awarded as the Director’s annual equity compensation. The number of shares or phantom stock units to be credited to the phantom stock unit portion of the Director’s account (assuming the election is made to defer the entire amount) is determined by dividing $120,000 by the average of the high and low price of Avnet Common Stock on the NYSE on the first business day in January of each year. In addition, a non-employee Director may elect to defer all or a portion of his or her annual cash compensation in either a cash or phantom stock unit account under this plan. Compensation deferred as cash is credited at the beginning of each quarter with interest at a rate corresponding to the rate of interest on U.S. Treasury 10-year notes on the first day of that quarter. During fiscal 2013, there were no “above market” earnings. Compensation deferred under this plan, or interest credited thereon, will be payable to a Director (i) upon cessation of membership on the Board of Directors in ten annual installments or, at the Director’s election (which must be made not less than 24 months prior to the date on which the Director ceases to be a member of the Board), in annual installments not exceeding ten or in a single lump sum or (ii) upon a “change in control” of Avnet (as defined in the plan), in a single lump sum. Phantom stock units are payable in Avnet Common Stock with cash payment made for fractional shares. In the event of the death of a Director before receipt of all payments, all remaining payments shall be made to the Director’s designated beneficiary.

Retirement Plan Benefits and Phase-Out

In May 1996, the Board of Directors terminated the Retirement Plan for Outside Directors of Avnet, Inc. (the “Retirement Plan”) with respect to non-employee Directors elected for the first time after May 21, 1996. Dr. Baum and Mr. Houminer, both of whom served as members of the Board of Directors on May 21, 1996, are currently receiving their accrued benefits under the Retirement Plan, as they have both retired as noted above. The Retirement Plan provided retirement income for eligible Directors who were not officers, employees or affiliates (except by reason of being a Director) of Avnet (the “Outside Directors”). The Retirement Plan entitled any eligible Outside Director who completed six years or more of active service to an annual cash retirement benefit equal to the annual retainer fee (including committee fees) during the Outside Director’s last year of active service, payable in equal monthly installments for a period of from two to ten years depending on length of service, with payments beginning on the date which is the later of such Outside Director’s 65th birthday or his or her retirement date. The surviving spouse of any deceased Outside Director is entitled to 50% of any remaining unpaid retirement benefit. At its regularly scheduled meeting on November 8, 2007, the Board of Directors, acting upon the recommendation of the Governance Committee, unanimously agreed to freeze the benefits under the Retirement Plan at $80,000 per annum for current participants in the Retirement Plan.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors is requesting that the Company’s shareholders approve, on a non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers for the Company’s fiscal 2013.

The Company’s executive compensation program is designed to achieve the following objectives:

•

Pay for Performance — A significant portion of total compensation is dependent upon the achievement of short- and long-term goals that are designed to increase shareholder value over time and result in a superior TSR.

•

Create an Ownership Culture — The Company’s compensation programs are designed to provide a meaningful portion of compensation in the form of equity-based awards to support the goal of having executives think and behave like owners and to consider the impact of their actions on TSR.

•	Pay Competitively — Avnet desires to provide fair and competitive compensation to attract, engage and retain the executive talent that is critical to the long-term success of the Company.

The Compensation Committee reviews, at least annually, the Company’s incentive compensation arrangements for the Named Executive Officers to ensure that performance goals and objectives, while ambitious, do not encourage excessive risk taking.

Shareholders are urged to read the Compensation Discussion and Analysis and the tabular disclosure (together with the accompanying narrative disclosure) in this Proxy Statement, which discusses how Avnet’s compensation program is implemented with respect to the Named Executive Officers.

The Board of Directors believes that the compensation of the Named Executive Officers is appropriate and recommends a vote “FOR” the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

Although the vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote, consider shareholder concerns and take them into account in future determinations concerning the executive compensation program. The Company currently conducts annual advisory votes on named executive officer compensation and expects to conduct the next advisory vote at the 2014 annual meeting of shareholders.

The Board of Directors recommends a vote FOR the Advisory

Vote on Named Executive Officer Compensation

PROPOSAL 3

AVNET, INC. 2013 STOCK COMPENSATION AND INCENTIVE PLAN

The Board of Directors is requesting that the Company’s shareholders vote FOR approval of the Avnet, Inc. 2013 Stock Compensation and Incentive Plan (the “2013 Plan”).

The purposes of the 2013 Plan are to: (a) promote the Company’s long-term success and increase shareholder value by providing incentives to contribute to the Company’s long-term growth and profitability; and (b) assist the Company in attracting, retaining and motivating highly qualified individuals. The 2013 Plan will accomplish these purposes by serving as the primary vehicle for the Company’s equity and cash-based compensation programs. Therefore, the Company believes that approval of the 2013 Plan is important to the Company’s future success. If the 2013 Plan is not approved by shareholders, the Company’s ability to issue equity-based awards at levels consistent with past practice will be limited, which may impair its ability to pay for performance, create an ownership culture and provide competitive compensation.

The 2013 Plan provides for the issuance of equity-based awards covering up to 5,000,000 shares of Common Stock. In addition, the Avnet, Inc. 2010 Stock Compensation Plan (the “2010 Plan”) will remain in effect until the 1,340,550 shares available for awards under the 2010 Plan are exhausted, which the Company believes will occur in August 2014. The Board currently believes that the shares available for grant under the 2013 Plan will provide sufficient shares to satisfy the equity-based compensation needs of the Company for approximately three to four years following the Effective Date. In recommending approval of the 2013 Plan, the Board and the Compensation Committee, with input from its independent compensation consultant, considered the Company’s historical equity compensation practices, the future compensation needs of the Company, the potential dilution associated with future awards under the 2013 Plan and the Company’s three-year average burn rate.

The potential dilution from the adoption of the 2013 Plan, as commonly calculated, would be approximately 9.0%. The dilution is calculated as follows, in each case as of September 10, 2013: (x) the sum of (a) 5,000,000 additional shares available under the 2013 Plan, (b) 6,054,179 shares underlying outstanding equity awards and (c) 1,340,550 shares remaining available under the 2010 Plan, divided by (y) 137,469,902 shares outstanding (net of treasury shares). The Company’s three-year average burn rate was 2.68%. “Burn rate” is the number of equity awards granted divided by the weighted average number of shares of Common Stock outstanding during the applicable year. The Company calculated its burn rate by applying a multiplier of 2.5 to the number of RSUs and PSPs granted in the applicable year.

The closing price of Avnet’s Common Stock on the NYSE was $41.66 per share on September 10, 2013. For additional information with respect to the Company’s outstanding equity-based awards, please refer to the CD&A included in this Proxy Statement and Note 12 in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K.

A summary of important features and tax consequences of the 2013 Plan is set forth below, but this summary is qualified in its entirety by reference to the actual text of the 2013 Plan. Capitalized terms that are not defined in this summary have the meanings given to them in the 2013 Plan. A copy of the 2013 Plan is attached to this Proxy Statement as Appendix B.

Important Features of the 2013 Plan

Persons Eligible for Awards.    Persons eligible to participate in the 2013 Plan include employees of the Company and its Subsidiaries, Non-Employee Directors of Avnet, consultants, independent contractors, and advisers to Avnet and its Subsidiaries. There are currently 8 Non-Employee Directors and approximately 18,500 employees who may be considered for the grant of equity-based awards under the 2013 Plan.

Types of Awards under 2013 Plan.    The 2013 Plan provides for the grant of incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance share units, and other stock unit awards. Each of these awards is payable in, valued in whole or in part by reference to, or otherwise based on Avnet’s Common Stock. In addition, the 2013 Plan includes performance-based cash awards (“EIP awards”).

Shares Available Under the 2013 Plan.    If approved by shareholders, the 2013 Plan will be applicable to awards granted on or after the Effective Date. A total of 5,000,000 shares of Avnet’s common stock will be available for the grant of awards under the 2013 Plan.

Limits on Awards.    The following limitations apply for individual awards:

•	The maximum number of shares that may be subject to stock options or SARs granted to any person in any calendar year is 500,000.

•	The maximum number of shares that may be subject to awards (in the aggregate, including options, SARs, and full-value awards) granted to an individual in any calendar year is 1,000,000 shares.

•

For Non-Employee Directors, the maximum number of shares that may be subject to awards granted to an individual in any calendar year is the lesser of 30,000 shares or shares with a value of $1,000,000; provided, however, that in the year in which a Non-Employee Director first joins the Board of Directors or is first designated Chairman of the Board of Directors (or Lead Director), the limit is increased to 60,000 shares or $2,000,000.

•	The maximum EIP award is $5,000,000 for a 12-month period, adjusted up or down if the performance period is more or less than 12 months.

The shares awarded or issued upon exercise under the 2013 Plan may be authorized and previously unissued shares or treasury shares held by the Company. Both the aggregate number of shares covered by the 2013 Plan and the number of shares covered by individual options will be adjusted in the event of stock dividends, recapitalizations, splits or combinations of shares, and similar capital adjustments affecting Avnet’s Common Stock.

Share Counting Provisions.    Shares that are not issued upon the net settlement or net exercise of options or SARs, shares that are delivered to or retained by the Company to pay the exercise price or withholding taxes related to awards, and shares repurchased on the open market with the proceeds of option exercises, will not be available for additional grants under the 2013 Plan. In general, shares subject to awards under the 2013 Plan that expire, terminate, or are canceled before issuance will again be available for issuance under the 2013 Plan.

Administration of the Plan.    The 2013 Plan will be administered by the Administrator, which is defined as (a) the Compensation Committee of the Board of Directors (the “Committee”) for awards to employees, consultants, and advisers, and (b) Avnet’s independent directors for awards to Non-Employee Directors. The Administrator has the power and authority, among other things, to: (i) designate participants and determine the types of awards granted to each participant; (ii) determine the number of shares reserved under any award or grant, the exercise price, terms and conditions, duration and payment provisions, any schedule for lapse of forfeiture restrictions and restrictions on exercisability, and accelerations and waivers thereof; (iii) determine the amount of, and performance criteria and performance period for, performance-based awards; (iv) construe and interpret the 2013 Plan; (v) establish and amend rules and regulations for the administration of the 2013 Plan; and (vi) correct any defect, remedy any omission, and reconcile any inconsistency in the 2013 Plan and any award in the manner and to the extent that it deems appropriate to carry out the intent of the 2013 Plan and such award.

CEO Authority to Grant Awards.    The 2013 Plan authorizes Avnet’s Chief Executive Officer (“CEO”) to make awards to employees who are not Executive Officers, and to employees promoted to Executive Officer positions, up to a maximum of $500,000 in the aggregate per fiscal year. (For this purpose, the value of an award is determined on the grant date.) The Committee can also delegate to the CEO authority to make additional awards to employees who are not Executive Officers. Subject to such delegation, all other awards to employees (and others who are not Non-Employee Directors) must be made by the Committee.

Stock Options.    In general, stock option grants are subject to the following rules:

•

The exercise price per share for each ISO and NQSO under the 2013 Plan will be no less than 100% of the fair market value per share of Avnet’s common stock on the grant date. The fair market value of stock on any date will be the closing sales price (as reported for New York Stock Exchange Composite Transactions) on that date. If no trading is reported on that date, the fair market value will be the closing price as of the last preceding day for which trading was reported.

•	The Administrator (or the CEO to the extent described above) will establish the vesting schedule for each option and the terms and conditions for exercising the option.

•

Upon exercise, the purchase price is to be paid in full in cash or another form permitted by the Administrator. Other forms may include net exercise, broker-assisted cashless exercise, or delivery of shares in lieu of cash.

•	No option granted under the 2013 Plan will be exercisable after the day before the tenth anniversary of the grant date.

Stock Appreciation Rights (“SARs”).    In general, SARs are subject to the following rules:

•	SARs may be granted in tandem with an option or alone (“freestanding”).

•

The exercise price per share for each tandem SAR will be no less than the exercise price for the related option, and the exercise price per share for each freestanding SAR will be no less than 100% of the fair market value per share of Avnet’s common stock on the grant date; fair market value will be determined in the same manner as with respect to stock options (as described above).

•	The Administrator (or the CEO to the extent described above) will establish the vesting schedule for each SAR and the terms and conditions for exercising the SAR.

•

Upon exercise, the holder will receive payment in stock or cash (or a combination) in an amount equal to the excess of the fair market value of the shares with respect to which the SAR is exercised over the exercise price. No fractional shares will be issued. Any amount that would have been payable in fractional shares will be paid in cash.

•

Tandem SARs will be exercisable only to the extent that the related options are exercisable, and no SAR granted under the 2013 Plan will be exercisable after the day before the tenth anniversary of the grant date.

Restricted Stock.    In general, grants of restricted stock are subject to the following rules:

•	The Administrator (or the CEO to the extent described above) will establish the terms, conditions, and restrictions of any grant of restricted stock.

•

Restricted stock that is subject only to time-based vesting generally may not become vested at a rate faster than pro-rata annually over three years from the grant date. However, the Administrator is authorized to grant up to 5% of the shares authorized under the 2013 Plan in restricted stock, restricted stock units, and other stock unit awards that are not subject to the minimum vesting period. In addition, as described below, the Administrator may accelerate vesting under certain circumstances.

•

Restricted stock holders have full voting rights and are entitled to receive any dividends paid on Avnet’s common stock. All dividends will be reinvested automatically in additional shares of restricted stock that are subject to the same terms and conditions as the initial award, but no fractional shares will be issued. If a dividend would result in a fractional share of common stock, the fractional amount will be payable in cash (subject to the same terms and conditions as the restricted stock).

Restricted Stock Units.    In general, restricted stock units are subject to the following rules:

•	The Administrator (or the CEO to the extent described above) will establish the vesting schedule and the terms and conditions for each restricted stock unit award.

•	Restricted stock units will be paid upon vesting in shares of Avnet Common Stock or cash.

•

Restricted stock units will be subject to the same minimum vesting period as applies for restricted stock (described above). In addition, the Administrator has discretion to accelerate vesting under the same circumstances as with respect to restricted stock.

•

Holders of restricted stock units have no voting or other shareholder rights with respect to the underlying shares, but the Administrator (and the CEO to the extent described above) is authorized to grant dividend equivalents with respect to restricted stock unit awards.

Performance Share Units.    In general, performance share units are subject to the following rules:

•	The Administrator (or the CEO to the extent described above) will establish the vesting and other terms and conditions for each performance share unit award.

•

Performance share units will provide for payment of a specified number of shares or cash, if specified vesting conditions are achieved. The number of shares or amount of cash, if any, will be determined based on the extent to which Performance Objectives established by the Administrator (or the CEO to the extent described above) are achieved.

•	The Administrator has discretion to accelerate vesting under the same circumstances as with respect to restricted stock.

•

Holders of performance share units have no voting or other shareholder rights with respect to any underlying shares, but the Administrator (and the CEO to the extent described above) is authorized to grant dividend equivalents with respect to performance share unit awards.

Other Stock Unit Awards.    In addition to the other types of awards described above, the Administrator (or the CEO to the extent described above) may grant other stock unit awards under the 2013 Plan. In general, other stock unit awards are subject to the following rules:

•

The Administrator (or the CEO to the extent described above) will establish the vesting schedule and the terms and conditions for each other stock unit award, including whether the award is payable in shares of Avnet common stock, other securities, cash, or a combination.

•

Other stock unit awards will be subject to the same minimum vesting period as applies for restricted stock and restricted stock units, as described above. In addition, the Administrator has discretion to accelerate vesting under the same circumstances as with respect to restricted stock.

•

Holders of other stock unit awards have no voting or other shareholder rights with respect to the underlying shares, but the Administrator (and the CEO to the extent described above) is authorized to grant dividend equivalents with respect to other stock unit awards.

EIP Awards.    The Administrator (or the CEO to the extent describe above) may grant performance-based cash awards (“EIP Awards”) to employees who are Executive Officers or members of senior management. The EIP Awards are contingent upon the achievement of performance objectives (described below) specified by the Committee.

Performance-Based Awards.    Section 162(m) of the Internal Revenue Code limits Avnet’s federal income tax deduction for compensation paid to the CEO and the three highest-paid officers of the Company other than the Chief Financial Officer (the “covered officers”). The limit is $1,000,000 per covered officer per year, with certain exceptions. This deductibility cap does not apply to “performance-based compensation,” if approved in advance by the Company’s shareholders and certain other conditions are satisfied. Each EIP award and Performance Share Unit, and all or part of each award of restricted stock, restricted stock units, and other stock that is subject to performance-based vesting, may be designed to qualify as deductible “performance-based compensation.” In addition, stock options and SARs granted under the 2013 Plan generally will qualify for the “performance-based compensation” exception.

The performance objectives for covered officers will be based on one or more of the following performance criteria: (i) economic profit; economic value added; price of Stock; total stockholder return; revenues; sales; sales productivity; sales growth; net income; operating income; earnings per share; return on equity; return on investment; return on capital employed; cash flow; operating margin; gross margin; operating unit contribution; achievement of annual operating profit plans; debt level; market share; net worth; or other similar financial performance measures as may be determined by the Committee; or (ii) strategic business criteria consisting of one or more objectives based on meeting specified market penetration or market share; geographic business expansion; objective customer satisfaction goals; objective goals relating to divestitures, joint ventures, mergers, acquisitions, and similar transactions; implementation or completion of specified projects or processes strategic or critical to the Company’s business operations; individual business objectives; objective measures of brand recognition/acceptance; performance achievements on designated projects or objectives; objective measures of regulatory compliance; successful completion of internal or external audits; successful integration of business units; successful hiring, retention of talent, or other succession planning; or objective measures of employee engagement and satisfaction. In addition, the Committee may establish other performance objectives for awards to participants who are not covered officers.

Performance objectives may be based on individual performance or performance of Avnet as a whole, of a Subsidiary, or of a division or other area of Avnet, and may be measured annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, in each case as specified by the Committee. Performance-based awards will be based on performance during a performance period as set forth in the applicable award agreement.

The Committee may adjust performance results to take into account extraordinary, unusual, non-recurring, or non-comparable items. If an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m), the award will not be paid unless and until the Committee certifies in writing that the applicable performance objectives have been satisfied.

No Repricing Allowed.    Except in connection with certain corporate transactions, the Company may not reprice, replace, or regrant an option or SAR through cancellation, or by lowering the exercise price of the option or SAR, and no option or SAR with an exercise price that exceeds the fair market value of a share of stock (i.e., an under-water option) can be cashed-out, without shareholder approval.

Acceleration upon Certain Events.    The Administrator, in its sole discretion, may accelerate the vesting of any award and/or release restrictions in the event of a change in control of Avnet (as defined in the Plan), the participant’s death, retirement, layoff, termination in connection with a change in control or other termination if the Administrator determines it is appropriate and in the best interests of Avnet.

No Transfer of Awards.    In general, no right or interest of a participant in any award made under the 2013 Plan may be sold, assigned or otherwise transferred other than by will, beneficiary designation, or the laws of descent and distribution. However, the Committee may allow the transfer of an option (other than an ISO) to specified family members of the participant, as well as to certain trusts and other entities controlled by the participant or the participant’s family.

Deferral of Awards.    The Administrator is authorized to allow participants to defer receipt of any payment of cash or delivery of shares that would otherwise be due upon the exercise, earn-out, or settlement of any award made under the 2013 Plan, other than stock options or SARs. Before allowing any deferral, the Administrator will establish rules and procedures for deferrals of payments under awards. The terms and conditions of any deferral will be set forth in any award agreement that is intended to provide for a deferral.

Termination of 2013 Plan.    The 2013 Stock Compensation and Incentive Plan was adopted by the Board of Directors on August 8, 2013, and will become effective only if approved by shareholders at the Annual Meeting. If approved at the Annual Meeting, the 2013 Plan will terminate on November 30, 2023, but may be terminated earlier by the Board of Directors. All awards granted before the 2013 Plan terminates will continue in effect in accordance with the terms of the applicable award agreements and the 2013 Plan.

Amendment of Plan.    The Board of Directors may amend the 2013 Plan at any time, except that shareholder approval is required for any amendment that (a) affects the composition and functioning of the Committee; (b) increases the aggregate number of shares available for awards under the 2013 Plan; (c) increases the aggregate number of shares with respect to which options or other awards may be granted to any participant during any calendar year; (d) decreases the minimum exercise price per share for options; or (e) extends the ten-year maximum period during which an award is exercisable or the termination date of the 2013 Plan.

New Plan Benefits.    Because benefits under the 2013 Plan will depend on the Committee’s and/or independent directors’ actions and the fair market value of Avnet’s common stock at various future dates, it is not possible to determine the benefits that will be received by Directors, executive officers, and other employees if the 2013 Plan is approved by shareholders.

Recoupment.    The 2013 Plan incorporates Avnet’s compensation recoupment policy by reference. All awards under the 2013 Plan will be subject to that policy — including changes that are made to the policy in the future.

Federal Income Tax Consequences of the 2013 Plan

The following general summary describes the typical U.S. federal income tax consequences of awards granted under the 2013 Plan based upon the federal tax laws in effect as of August 1, 2013, which are subject to change (possibly with retroactive effect). This is not intended to be a complete analysis and discussion of the federal income tax treatment of awards, and does not discuss estate and gift taxes or the tax laws of any municipality, state, or foreign country. Avnet (or a designated payer) will generally withhold required taxes in connection with the exercise or payment of an award, and may require the participant to pay such taxes as a condition to exercise of an award.

Stock Options.    ISOs and NQSOs are treated differently for federal income tax purposes. ISOs must satisfy the requirements of Section 422 of the Internal Revenue Code. NQSOs need not satisfy such requirements.

Incentive Stock Options.    The recipient of an ISO will not realize any taxable income on the grant or the exercise of the ISO, except as described in the next sentence. The difference between the exercise price and the fair market value of the shares on the exercise date will be a preference item for purposes of the alternative minimum tax, and thus a participant could be subject to the alternative minimum tax as a result of exercising an ISO.

If a participant holds the shares acquired upon exercise of an ISO for at least two years after the grant date and at least one year after exercise, the participant’s gain, if any, upon a subsequent disposition of such shares will be long-term capital gain. (Conversely, a loss will be a long-term capital loss.) The measure of the gain (or loss) is the difference between the proceeds received on disposition and the participant’s basis in the shares; in general, the participant’s basis is equal to the exercise price.

If a participant disposes of shares acquired by exercising an ISO before satisfying the one and two-year holding periods described above (a “disqualifying disposition”), then —

•

If the proceeds received exceed the exercise price of the ISO, the participant will (a) realize ordinary income equal to the excess, if any, of the lesser of the proceeds received or the fair market value of the shares on the date of exercise over the exercise price of the ISO and

(b) realize capital gain equal to the excess, if any, of the proceeds received over the fair market value of the shares on the date of exercise; or

•	If the proceeds received are less than the exercise price of the ISO, the participant will realize a capital loss equal to the excess of the exercise price of the ISO over the proceeds received.

Capital gains (or losses) realized upon a disqualifying disposition will be treated as long-term capital gains (or losses) if the participant held the shares for more than one year after the exercise of the ISO, or otherwise as short-term capital gains (or losses).

Avnet is not entitled to an income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirements described above. However, if the participant does not satisfy the holding period, Avnet will be entitled to a deduction in the year the participant disposes of the shares. The amount of the deduction will be equal to the ordinary income realized by the participant.

Non-Qualified Stock Options.    The recipient of a NQSO will not realize any taxable income on the grant of the option. Upon exercise of the NQSO, the participant will realize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price. Avnet will generally be entitled to a deduction in the same amount as the ordinary income realized by the participant.

Upon the sale of shares acquired from exercising an option, the participant will realize a capital gain (or loss) equal to the difference between the proceeds received and the fair market value of the shares on the date of exercise. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than one year after the exercise of the NQSO, or otherwise a short-term capital gain (or loss).

Special rules will apply if the exercise price or applicable withholding tax obligations are paid by delivering shares or by reducing the number of shares otherwise issuable pursuant to the award. The surrender or withholding of such shares will in certain circumstances result in income with respect to such shares or a carryover basis in the shares acquired, and may constitute a disposition for purposes of applying the ISO holding periods discussed above.

Stock Appreciation Rights.    The recipient of a SAR will not realize any taxable income on the grant of the SAR. Upon the exercise of the SAR, the participant will realize ordinary income in an amount equal to the fair market value of the shares and/or cash received on the date of exercise. Avnet will generally be entitled to a corresponding tax deduction.

Upon the sale of shares acquired from exercising a SAR, the participant will realize a capital gain (or loss) equal to the difference between the proceeds received and the fair market value of the shares on the date of exercise. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than one year after the exercise of the SAR, or otherwise a short-term capital gain (or loss).

Restricted Stock.    The federal income tax consequences of a grant of restricted stock depend on whether a participant elects to be taxed at the time of the grant (an “83(b) election,” named for Section 83(b) of the Internal Revenue Code). If the participant does not make an 83(b) election, the participant will not realize taxable income at the time of grant. When the restrictions on the shares lapse, the participant will realize ordinary income in an amount equal to the fair market value of the restricted stock at that time (less any amount that the Participant pays for the shares). If the participant makes an 83(b) election, the participant will realize ordinary income at the time of grant in an amount equal to the fair market value of the shares at that time (less any amount that the participant pays for the shares), determined without regard to any of the restrictions. If shares are forfeited before the restrictions lapse, the participant will not be entitled to a corresponding deduction.

The participant’s tax basis in restricted stock will be the income realized with respect to the shares (plus any amount that the participant paid for the shares). Upon a subsequent disposition of any shares, the participant will realize a capital gain or loss, equal to the amount received upon disposition minus the participant’s tax basis. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than one year after realizing income attributable to the shares, or otherwise a short-term capital gain (or loss).

Avnet will be entitled to a tax deduction in the taxable year in which the participant realizes income. The amount of the deduction will be the same as the amount of income realized by the participant.

Restricted Stock Units/Performance Share Units/Other Stock Unit Awards.    Recipients of restricted stock units, performance share units, and other stock unit awards will not realize any taxable income at the time of grant. Income will be realized when the awards vest and are paid in cash or shares of stock. At that time, the participant will realize ordinary income equal to the then fair market value of the shares or cash paid to the participant. The value of shares included in income will be the participant’s tax basis in the shares.

The participant’s tax basis in any stock issued to settle a restricted stock unit, performance share unit, or other stock unit award will be the amount realized as income attributable to the shares. Upon a subsequent disposition of any shares, the participant will realize capital gain or loss. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than one year after realizing income attributable to the shares, or otherwise a short-term capital gain (or loss).

Avnet will be entitled to a tax deduction in the taxable year in which the participant realizes income. The amount of the deduction will be the same as the amount of income realized by the participant.

EIP Awards.    The recipient of an EIP award will not realize any taxable income at the time of grant. Income will be realized after the performance objectives are achieved, when the awards are paid in cash. Avnet will generally be entitled to a tax deduction in the taxable year in which the participant realizes income.

Other Tax Issues.    In general, the amount includible in income upon the exercise of NQSOs and SARs (but not income realized upon the exercise of an ISO), and upon the vesting of other awards will be treated as wages for purposes of employment taxes, including Social Security (up to the Social Security wage base) and Medicare taxes. Also, upon the sale of shares acquired from awards under the Plan, participants with income above a specified threshold will be subject to a new tax on passive income (in addition to capital gains taxes).

As noted above, Section 162(m) of the Internal Revenue Code limits Avnet’s federal income tax deduction for compensation paid to covered officers. Avnet may be denied a compensation deduction for any award granted to a covered officer if the Award does not qualify as “performance-based compensation” and the covered officer’s compensation exceeds $1,000,000 in a given year.

In addition, as noted above, the Administrator has discretion to accelerate the payment or vesting (including the release of restrictions) on any awards in the event of a change in control of Avnet. If this occurs, payments and transfers of shares to “disqualified individuals” under Section 280G of the Internal Revenue Code (generally officers, the 250 highest paid employees of Avnet and subsidiaries in which Avnet’s ownership interest is 80% or more, and shareholders who own 1% or more of Avnet) that are deemed to be contingent on the change in control may be subject to special tax consequences that apply to “parachute payments.”

In order to determine whether these special tax consequences are triggered, the sum of the payments and transfers under the 2013 Plan and all other compensation that is deemed to be contingent on the change in control (the “potential parachute payments”) must be compared to the disqualified individual’s “base amount.” In general, the base amount is the individual’s average annual taxable compensation from the Company during the five years (or the number of years the individual worked for the Company, if fewer) immediately before the change in control. If the amount of the potential parachute payments equals or exceeds 3 times the base amount, the excess of the potential parachute payments over the base amount will be considered “excess parachute payments.”

If any amounts are determined to be excess parachute payments, the disqualified individual will have to pay an excise tax equal to 20% of the excess of the potential parachute payments over the individual’s base amount. In addition, Avnet would not be allowed to deduct the amount that is subject to the excise tax.

The Board of Directors recommends a vote FOR approval of the

Avnet, Inc. 2013 Stock Compensation and Incentive Plan.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF KPMG AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

One of the purposes of the Annual Meeting is to consider and take action with respect to ratification of the appointment by the Audit Committee of KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Avnet for the fiscal year ending June 28, 2014.

The affirmative vote of the majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock is required to ratify the appointment of KPMG LLP as Avnet’s independent registered public accounting firm. Abstentions are not counted in determining the votes cast in connection with the ratification of the appointment of KPMG LLP, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this proposal by reducing the total number of shares from which the majority is calculated. Brokers who hold shares of Common Stock as nominees will have discretionary authority to vote such shares if they have not received timely voting instructions from the beneficial owners.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

For a summary of the fees that were paid to KPMG LLP in fiscal years 2013 and 2012, please refer to the section of this Proxy Statement entitled “Principal Accounting Firm Fees.”

The Board of Directors recommends a vote FOR ratification of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2014.

GENERAL

Avnet’s Annual Report to Shareholders for the fiscal year ended June 29, 2013, including the Company’s audited financial statements, is being delivered with this Proxy Statement. Avnet will provide a copy of its Annual Report on Form 10-K for the fiscal year ended June 29, 2013, to each shareholder without charge (other than a reasonable charge for any exhibit requested) upon written request to Michael McCoy, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034.

The cost of soliciting proxies relating to the Annual Meeting will be borne by Avnet. Directors, officers and employees of Avnet may solicit proxies by telephone or personal interview without being specially compensated. An independent inspector of election will be engaged to tabulate shareholder votes. Avnet will, upon request, reimburse brokers, dealers, banks and other nominee shareholders for their reasonable expenses for mailing copies of this Proxy Statement, the form of proxy and the Notice of the Annual Meeting, to the beneficial owners of such shares.

2014 ANNUAL MEETING

Under rules of the Securities and Exchange Commission, and pursuant to the Company’s By-laws, shareholders may submit proposals that they believe should be voted on at the annual meeting or may recommend persons for nomination to the Board of Directors. There are several alternatives a shareholder may use and a summary of those alternatives follows.

Under Rule 14a-8 of the Exchange Act, some shareholder proposals may be eligible to be included in Avnet’s 2014 proxy statement. Shareholder proposals must be submitted, along with proof of ownership of Avnet stock in accordance with Rule 14a-8(b), to the Company’s principal executive office at: Michael McCoy, Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. All shareholder proposals submitted pursuant to Rule 14a-8 must be received by May 29, 2014.

For information regarding how to nominate a director for consideration by the Corporate Governance Committee for the Board of Directors, please see “Corporate Governance — Director Nominations” in this Proxy Statement.

Alternatively, under the Company’s By-laws, any shareholder wishing to appear at the 2014 Annual Meeting and submit a proposal or nominate a person as a director candidate must submit the proposal or nomination to the Company’s Secretary not earlier than April 29, 2014, and not later than May 29, 2014. Any such shareholder proposal or director nomination will not appear in the Company’s proxy statement. All shareholder proposals and director nominations, other than shareholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of the Company’s By-laws. If the Company does not receive notice by May 29, 2014, or if it meets other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to the 2014 Annual Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Pursuant to the rules of the SEC, Avnet and services that Avnet employs to deliver communications to the shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of our Annual Report to shareholders and our Proxy Statement. Upon written or oral request, Avnet will deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that Avnet deliver single copies of such documents in the future. Shareholders may notify Avnet of their requests by calling or writing, Avnet, Inc., Attn: Investor Relations, 2211 South 47th Street, Phoenix, Arizona 85034 or 1-888-822-8638 Ext. 7394 and ask for Investor Relations.

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW

OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

AVNET APPRECIATES YOUR PROMPT RESPONSE!

Appendix A

Reconciliation of Non-GAAP Measures

The table below presents a reconciliation of each non-GAAP financial measure included in this Proxy Statement to the most comparable GAAP financial measure for the fiscal years 2013 through 2009.

	Fiscal Year 2013
	Operating Income	Net Income
	(thousands)
GAAP results	$625,981	$450,073
Restructuring, integration and other charges	149,501	116,382
Gain on bargain purchase and other	—	(30,974)
Net tax benefit	—	(50,376)

Total adjustments	149,501	35,032

Adjusted results	$775,482	$485,105

	Fiscal Year 2012
	Operating Income	Net Income
	(thousands)
GAAP results	$884,165	$567,019
Restructuring, integration and other charges	73,585	52,963
Gain on bargain purchase and other	—	(3,463)
Net tax benefit	—	(8,616)

Total adjustments	73,585	40,884

Adjusted results	$957,750	$607,903

	Fiscal Year 2011
	Operating Income	Net Income
	(thousands)
GAAP results	$929,979	$669,069
Restructuring, integration and other charges	77,176	56,169
Gain on bargain purchase and other	—	(25,720)
Net tax benefit	—	(32,901)

Total adjustments	77,176	(2,452)

Adjusted results	$1,007,155	$666,617

A-1

	Fiscal Year 2010
	Operating Income	Net Income
	(thousands)
GAAP results	$635,600	$410,370
Restructuring, integration and other charges	25,419	18,789
Gain on sale of assets	—	(5,370)
Tax reserve adjustments	—	842

Total adjustments	25,419	14,261

Adjusted results	$661,019	$424,631

	Fiscal Year 2009
	Operating Income (loss)	Net Income (loss)
	(thousands)
GAAP results(1)	$(1,018,998)	$(1,129,712)
Impairment charges	1,411,127	1,376,983
Restructuring, integration and other charges	99,342	65,310
Retrospective application of accounting standard	(291)	7,250
Gain on sale of assets	—	(8,727)
Net reduction in tax reserves	—	(21,672)

Total adjustments	1,510,178	1,419,144

Adjusted results	$491,180	$289,432

(1)	As adjusted for the retrospective application of an accounting standard.

The Company believes that operating income adjusted for the impact of the items identified above is a useful measure to help shareholders better assess and understand the Company’s operating performance, especially when comparing results with previous periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. The Company analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business.

The Company believes net income, as adjusted for the impact of the items identified above, is a useful measure to shareholders because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income excluding the impact of these items provides an important measure of the Company’s net results of operations.

For a detailed description of the items adjusting the GAAP results in the table above, refer to the respective fiscal year’s Form 10-K filed with the Securities and Exchange Commission. Any analysis of results on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

A-2

Appendix B

AVNET, INC.

2013 STOCK COMPENSATION AND INCENTIVE PLAN

ARTICLE 1

PURPOSE OF THE PLAN

The Avnet, Inc. 2013 Stock Compensation and Incentive Plan is intended to advance the interests of the Company by helping Avnet and its Subsidiaries to attract, retain, and appropriately motivate high caliber persons to serve as Eligible Employees and Non-Employee Directors, and by providing incentives to Eligible Employees and Non-Employee Directors that are consistent with the shareholders’ interest in maximizing the value of Avnet’s Stock.

ARTICLE 2

DEFINITIONS

The following terms, when used in capitalized form, shall have the meanings set forth below:

2.1. “Administrator” means —

(a) with respect to each Award granted to an Eligible Employee, the Committee; and

(b) with respect to each Award granted to a Non-Employee Director, the Independent Directors.

2.2. “Agreement” means the document that evidences an Award granted hereunder and sets forth the material terms thereof, including any addendum to an Option Agreement relating to Stock Appreciation Rights. Each Agreement shall be in such form as prescribed or approved by the Administrator.

2.3. “Avnet” means Avnet, Inc.

2.4. “Award” means a grant under the Plan of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share Unit, Other Stock Unit Award, or Executive Incentive Performance Award, as evidenced by an Agreement.

2.5. “Board of Directors” and “Director” shall mean, respectively, the Board of Directors of Avnet and any member thereof.

2.6. “Change in Control” means the happening of any of the following:

(a) the acquisition, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)), of beneficial ownership (within the meaning of Rule 13d-3) of 50% or more of either (A) the then outstanding shares of Stock or (B) the combined voting power of the then outstanding voting securities of Avnet entitled to vote generally in the election of Directors; provided, however, that none of the following acquisitions shall constitute a Change in Control under this subsection (a): (i) an acquisition directly from Avnet (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) an acquisition by Avnet or an entity controlled by Avnet, or (iii) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by Avnet or any entity controlled by Avnet; or

(b) individuals who, as of the date of the 2013 annual meeting of Avnet’s stockholders (the “Determination Date”), constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that an individual who becomes a Director after the Determination Date shall be treated as a member of the Incumbent Board if (i) his election, or nomination for election by Avnet’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board, and (ii) his initial assumption of office does not occur as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) a complete liquidation or dissolution of Avnet or the sale or other disposition of all or substantially all of the assets of Avnet; provided, however, that a liquidation, dissolution, sale, or other disposition shall not constitute a Change in Control if the assets are transferred to a wholly owned subsidiary of Avnet.

2.7. “CEO” means the Chief Executive Officer of Avnet.

2.8. “Code” means the Internal Revenue Code of 1986, as amended.

2.9. “Committee” means the Compensation Committee of the Board of Directors, which shall consist of three or more Non-Employee Directors appointed by the Board of Directors. No individual who is not both a “non-employee director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code shall serve as a member of the Committee.

2.10. “Company” means Avnet and all its Subsidiaries.

2.11. “Covered Participant” means a Participant who is a “covered employee” under Section 162(m) of the Code.

2.12. “Eligible Employee” means an employee of Avnet or of any of its Subsidiaries. The term “Eligible Employee” shall also include an individual retained by Avnet or any of its Subsidiaries to render services as a consultant or advisor other than services in connection with the offer or sale of securities in a capital-raising transaction or services that directly or indirectly promote or maintain a market for Avnet’s securities.

2.13. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14. “Executive Incentive Performance Award” or “EIP Award” means a performance-based cash award granted pursuant to Article 11.

2.15. “Executive Officer” means an employee designated by Avnet as an executive officer under Rule 16b-3.

2.16. “Fair Market Value” means, with respect to any date, the closing price (as reported for New York Stock Exchange Composite Transactions) at which shares of Stock have been sold on such date (or, if such date is a date for which no trading is so reported, on the next preceding date for which trading is so reported).

2.17. “Grant Date” means, with respect to granting an Award or modification of an outstanding Award, the date on which the material terms of the Award (including the number of shares covered by the Award, the conditions for vesting, lapse of the Period of Restriction, and exercise, and the purchase price, if any) are established and all action constituting the making or modification of such Award is completed, without regard to (a) the date on which the applicable Agreement is executed or (b) whether such Award or modification is subject to future shareholder approval or other conditions. The Grant Date for any Award shall not occur before the recipient of the Award becomes an Eligible Employee or Non-Employee Director, as applicable.

2.18. “Incentive Stock Option” or “ISO” means an Option intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.19. “Independent Directors” means members of the Board of Directors acting as a group, each of whom satisfies Avnet’s “Director Independence Standards.”

2.20. “Non-Employee Director” means a Director who is not an Eligible Employee.

2.21. “Option” means an Award granted pursuant to Article 5 that gives the recipient the right to purchase a specified number of shares at a specified price during a specified term, subject to the terms and conditions of the applicable Agreement.

2.22. “Optionee” means a person who, at the time in question, holds an Option that then remains unexercised in whole or in part, has not been surrendered, and has not expired or terminated. The term “Optionee” also includes any Successor Optionee.

2.23. “Other Stock Unit Award” means an Award granted pursuant to Article 10.

2.24. “Participant” means an Eligible Employee or Non-Employee Director who has been granted an Award hereunder.

2.25. “Performance Criteria” means any of the following criteria as related to Avnet, any Subsidiary, or any division or other area of Avnet or a Subsidiary:

(i) Economic profit; economic value added; price of Stock; total stockholder return; revenues; sales; sales productivity; sales growth; net income; operating income; earnings per share; return on equity; return on investment; return on capital employed; cash flow; operating margin; gross margin; operating unit contribution; achievement of annual operating profit plans; debt level; market share; net worth; or other similar financial performance measures as may be determined by the Committee; or

(ii) Strategic business criteria consisting of one or more objectives based on meeting specified market penetration or market share; geographic business expansion; objective customer satisfaction goals; objective goals relating to divestitures, joint ventures, mergers, acquisitions, and similar transactions; implementation or completion of specified projects or processes strategic or critical to the Company’s business operations; individual business objectives; objective measures of brand recognition/acceptance; performance achievements on designated projects or objectives; objective measures of regulatory compliance; successful completion of internal or external audits; successful integration of business units; successful hiring, retention of talent, or other succession planning; or objective measures of employee engagement and satisfaction.

In addition, for any Participant who is not a Covered Participant, Performance Criteria may include any other criteria selected by the Committee.

2.26. “Performance Objectives” means, for any Award that is contingent in whole or in part on achievement of performance objectives, the objectives or other performance levels with respect to specified Performance Criteria that are measured over a Performance Period for the purpose of determining the amount of such Award and/or whether such Award is granted or vested.

2.27. “Performance Period” means a period over which achievement of Performance Objectives is measured, as set forth in the applicable Agreement.

2.28. “Performance Share Unit” means an Award granted pursuant to Article 9 that gives the recipient a contractual right to receive a target number of shares of Stock or cash upon the attainment of specified Performance Objectives.

2.29. “Period of Restriction” means the period during which the transfer of shares of Restricted Stock is restricted, pursuant to Article 7.

2.30. “Person” means “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding Avnet, any Subsidiary, and any employee benefit plan sponsored or maintained by Avnet or any Subsidiary (including any trustee of such plan acting as trustee).

2.31. “Plan” means the Avnet, Inc. 2013 Stock Compensation and Incentive Plan, as set forth herein and as amended from time to time.

2.32. “Restricted Stock” means an Award of Stock granted pursuant to Article 7.

2.33. “Restricted Stock Unit” means an Award granted pursuant to Article 8 that gives the recipient a contractual right to receive cash or shares of Stock upon the attainment of specified vesting conditions.

2.34. “Rule 16b-3” means SEC Rule 16b-3 promulgated under the Exchange Act.

2.35. “Securities Act” means the Securities Act of 1933, as amended.

2.36. “Stock” means, subject to the adjustment provisions set forth in Article 13, Avnet’s $1.00 par value common stock.

2.37. “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 6 that gives the recipient the right to receive, upon exercise of the Award, an amount equal to the excess of the Fair Market Value of the shares of Stock with respect to which the SAR is being exercised (determined as of the exercise date) over the exercise price set forth in the Agreement.

2.38. “Subsidiary” means a corporation in which Avnet directly or indirectly owns more than 50% of the total combined voting power of all classes of capital stock.

2.39. “Successor Optionee” means any person who, under the provisions of Article 5, has acquired from an Optionee the right to exercise an Option, for so long as such Option remains unexercised in whole or in part, and has not been surrendered, exercised, or terminated.

ARTICLE 3

SHARES RESERVED FOR THE PLAN

3.1. General Limitations.    Subject to the adjustment provisions set forth in Article 13, the maximum number of shares of Stock that may be delivered pursuant to the exercise of Awards granted under the Plan shall be 5,000,000. At no time shall there be outstanding Awards under the Plan covering more than such maximum number of shares less the aggregate of the shares of Stock previously delivered pursuant to the exercise of Options (including the shares of Stock previously covered by Options surrendered in connection with the exercise of SARs), the shares of Stock with respect to which stock-settled SARs have been exercised (without regard to the number of shares of Stock issued upon settlement of such SARs), and the shares of Stock previously delivered pursuant to the vesting of Restricted Stock, Restricted Stock Units, Performance Share Units, and Other Stock Unit Awards. The shares of Stock authorized hereunder shall be in addition to the shares of Stock authorized for grant under the 2010 Avnet, Inc. Stock Compensation Plan (the “2010 Plan”), which shall continue to be available for grant under the 2010 Plan. Shares of Stock subject to Awards may consist of authorized but unissued shares of Stock and/or shares of Stock held in Avnet’s treasury.

3.2. Individual Limitations.    No individual may be granted (a) Options or SARs for more than 500,000 shares of Stock in any calendar year or (b) Awards in any calendar year for more than 1,000,000 shares in the aggregate (including Options, SARs, and full-value awards). In addition, no Non-Employee Director may be granted Awards for more than 30,000 shares of Stock, or a value of more than $1 million at the time of grant, in any calendar year; provided, however, that up to 60,000 shares of Stock (or a value up to $2 million) may be subject to Awards granted to a Non-Employee Director during the calendar year in which the Non-Employee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director.

3.3. Termination and Expiration of Awards.    If an Award is surrendered, terminates, or expires, whether in whole or in part, the number of shares of Stock covered by such Award immediately before such surrender, termination, or expiration shall thereupon be added back to the number of shares of Stock otherwise available for further grants of Awards hereunder; provided, however, that the following transactions involving shares of Stock shall not result in shares of Stock becoming available for subsequent Awards: (a) Stock tendered or withheld in payment of the exercise price of an Option; (b) Stock tendered or withheld for taxes; (c) Stock that was subject to a stock-settled SAR or an Option that was related to a SAR and was not issued upon the settlement or exercise of such SAR; and (d) Stock repurchased by the Company with the proceeds of an Option exercise.

ARTICLE 4

ADMINISTRATION OF THE PLAN

4.1. Plan Administration.    This Plan shall be administered by the Administrator. The Administrator shall have full and exclusive power to: (a) construe and interpret the Plan; (b) establish and amend rules and regulations for the administration of the Plan; (c) correct any defect, remedy any omission, and reconcile any ambiguity or inconsistency in the Plan or any Award in the manner and to the extent it deems necessary or desirable to carry out the intent of the Plan and such Award; and (d) certify the level as to which each Performance Objective was attained. Subject to Section 4.6, the Administrator may delegate some or all of its authority under the Plan (including powers not referenced in this Section 4.1) to one or more Company officers, to the extent permitted by and not inconsistent with any requirements of applicable law.

4.2. Committee’s Authority to Grant Awards.    In addition to the powers enumerated in Section 4.1 (and without limiting the generality thereof), the Committee shall have plenary authority and discretion to determine the time or times at which Awards shall be granted to Eligible Employees, the Eligible Employees to whom Awards shall be granted, the number of shares of Stock (or for Awards denominated in cash, the dollar amount) to be covered by each such Award, and the terms and conditions upon which each such Award may be exercised (in each case, to the extent not inconsistent with the provisions of this Plan). Subject to the requirements of the Plan, the terms and conditions prescribed or approved for any Award granted by the Committee (as reflected in the applicable Agreement) shall be entirely within the discretion of the Committee.

4.3. Independent Directors’ Authority to Grant Awards.    In addition to the powers enumerated in Section 4.1 (and without limiting the generality thereof), the Independent Directors shall have plenary authority and discretion to determine the time or times at which Awards shall be granted to Non-Employee Directors, the Non-Employee Directors to whom Awards shall be granted, the number of shares of Stock (or for Awards denominated in cash, the dollar amount) to be covered by each such Award, and the terms and conditions upon which each such Award may be exercised (in each case, to the extent not inconsistent with the provisions of this Plan); provided that (a) no Director shall participate in any action taken with respect to an Award granted or to be granted to such Director, unless the same action is contemplated for all similarly situated Directors, and (b) no Award shall be granted to a Non-Employee Director unless such grant is approved by a majority of the Non-Employee Directors. Subject to the requirements of the Plan, the terms and conditions prescribed or approved for any Award granted by the Independent Directors (as reflected in the applicable Agreement) shall be entirely within the discretion of the Independent Directors.

4.4. Actions of the Committee.    A majority of the members of the Committee (but not less than two) shall constitute a quorum, and all acts, decisions or determinations of the Committee shall be by majority vote of such of its members as shall be present at a meeting duly held at which a quorum is so present. Any act, decision, or determination of the Committee reduced to writing and signed by a majority of its members (but not less than two) shall be fully effective as if it had been made, taken or done by vote of such majority at a meeting duly called and held.

4.5. Reporting.    The Committee shall file reports and make information available as may from time to time be prescribed by the Board of Directors.

4.6. CEO Authority to Grant Awards.    The CEO shall have authority to make Awards to Eligible Employees who are not Executive Officers or Covered Participants, including Eligible Employees who are promoted to Executive Officer positions; provided that, except to the extent that the Committee delegates additional authority, the Awards granted by the CEO in any fiscal year shall not have an aggregate value of more than $500,000 (where value for each Award is determined on the Grant Date). The Committee may delegate to the CEO the authority to make additional Awards (in excess of the limit set forth in the immediately preceding sentence); provided that (a) the additional Awards shall be subject to a maximum aggregate Award amount, and (b) only the Committee shall be authorized to grant awards to Executive Officers and Covered Participants. The CEO shall have plenary authority and discretion to determine the time or times at which Awards that the CEO is authorized to grant shall be granted, the Eligible Employees to whom such Awards shall be granted, the number of shares of Stock (or for Awards denominated in cash, the dollar amount) to be covered by each such Award

(subject to the maximum aggregate and individual limitations described above), and the terms and conditions upon which each such Award may be exercised (in each case, to the extent not inconsistent with the provisions of this Plan).

4.7. Determining Amount Payable.    With respect to any Award that is conditioned in whole or in part on the achievement of Performance Objectives, the Administrator shall determine the extent to which the applicable Performance Objectives were achieved and shall have discretion to reduce the amount that becomes vested or payable upon achievement of such Performance Objectives.

4.8. Decisions of the Administrator.    All determinations and decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding upon all Persons and the Company, except to the extent that the terms of any sale or award of shares of Stock or any grant of rights or Options under the Plan are required by law or by the Articles of Incorporation or By-laws of Avnet to be approved by the Board of Directors or shareholders.

4.9. Law Compliance.    Notwithstanding any other provision of the Plan, the Administrator may impose such conditions on any Award, and the Board may amend the Plan in any such respects, as the Administrator or the Board determines is necessary or desirable to avoid adverse consequences under Rule 16b-3, Section 162(m) of the Code, Section 409A of the Code, Section 280G of the Code, or any other applicable law.

ARTICLE 5

OPTIONS

5.1. Grant.    The Committee (and the CEO to the extent permitted by Section 4.6) may grant Options to Eligible Employees, and the Independent Directors may grant Options to Non-Employee Directors.

5.2. Exercise Price.    The price per share at which Stock subject to an Option may be purchased shall be set forth in the Agreement. In no event shall such exercise price be less than 100% of the Fair Market Value of the Stock on the Grant Date.

5.3. Term.    The term of each Option granted under the Plan shall be set forth in the Agreement; provided, however, that in no event shall an Option be exercisable after the day before the tenth anniversary of the Grant Date. Unless sooner forfeited or otherwise terminated pursuant to the terms hereof or of the Agreement, each Option granted under the Plan shall expire at the end of its term, and the term may not be extended. No Option may be exercised after the expiration of its term.

5.4. Exercisability (Vesting).    Each Option granted under the Plan shall be subject to the vesting conditions set forth in the Agreement; provided, however, that the exercisability of any Option may be accelerated in whole or in part, at any time, by the Administrator (or its designee). Subject to the provisions of the Agreement, each Option granted under the Plan that has become exercisable pursuant to the preceding sentence shall remain exercisable thereafter until the expiration of its term as described in Section 5.3.

5.5. Exercise.    To the extent that an Option has become exercisable in accordance with Section 5.4, such Option may be exercised by notice to Avnet, in a form approved by Avnet, stating the number of shares of Stock with respect to which such Award is being exercised, accompanied by payment in full therefor as described below. After receipt of such notice and payment, subject to Section 12.6 (Registration of Shares), Avnet shall record the stock transfer on its book and records without the need to issue a physical certificate. The payment due upon exercise of an Option may be made in any form permitted by the Administrator. The permitted forms of payment may (but are not required to) include (i) check (certified, if so required by Avnet); (ii) shares of Stock with a fair market value, at the date of receipt by Avnet, equal to the aggregate exercise price (plus withholding, if applicable); (iii) a combination of check and shares of Stock; (iv) having Avnet retain from the Stock otherwise issuable upon exercise of the Option a number of shares of Stock having a fair market value equal to the exercise price of the Option (plus withholding, if applicable); (v) to the extent permitted by applicable law, by delivering a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Avnet the exercise price and to deliver to the Participant the net amount of shares received upon exercise (after subtracting the exercise price, withholding, and any broker fee); or (vi) any other manner acceptable to the Administrator.

5.6. General Modification Rules.    The Administrator may, for such consideration (if any) as it may deem adequate and with the prior consent of the Optionee, modify the terms of any outstanding Option; provided, however, that except to the extent permitted by Section 5.7, no Option may be repriced, replaced, or regranted through cancellation, or by lowering the exercise price of such Option, and no Option with an exercise price that exceeds the Fair Market Value of a share of Stock shall be exchanged for a cash payment, without shareholder approval.

5.7. Special Modification in the Event of a Corporate Transaction.    In the event of a corporate transaction (within the meaning of Treas. Reg. § 1.424-1(a)(3)), the Administrator may provide for the assumption or substitution of outstanding Options, provided that the requirements of Treas. Reg. § 1.424-1(a) are satisfied with respect to Incentive Stock Options, and the requirements of Treas. Reg. § 1.409A-1(b)(v)(D) are satisfied with respect to all other Options.

5.8. Special Rules for Incentive Stock Options (“ISOs”).    ISOs shall be subject to the requirements of Section 422 of the Code, including the following (all of which shall be interpreted consistent with the intent to comply with the requirements of Section 422 of the Code and not to impose any restrictions that are not required by Section 422):

(a) Shares Available for ISO Grants.    All shares of Stock authorized for Awards under Article 3 are available to be issued through ISOs; provided, however, that to the extent required by Section 422 of the Code, canceled Awards shall continue to be counted against the number of shares available.

(b) Optionee Must Be an Employee.    No ISO shall be granted to any individual who is not an employee of Avnet or a Subsidiary at the time of grant.

(c) Special Rules for 10% Owners.    An Incentive Stock Option shall not be granted to an individual who, immediately before the time the Option is granted, owns shares of Stock possessing more than 10 percent of the total combined voting power of all classes of stock of Avnet, unless the Agreement for such Incentive Stock Option provides that (i) the exercise price is no less than 110 percent (110%) of the Fair Market Value of the Stock on the Grant Date (determined in accordance with Treas. Reg. § 1.422-2(f)(1)), and (ii) the Option expires no later than the fifth anniversary of the Grant Date.

ARTICLE 6

STOCK APPRECIATION RIGHTS (“SARs”)

6.1. Grant.    The Committee (and the CEO to the extent permitted by Section 4.6) may grant SARs to Eligible Employees, and the Independent Directors may grant SARs to Non-Employee Directors. Each SAR may be free-standing or related to all or part of an Option. In the discretion of the Administrator, a SAR related to an Option may be granted at any time before the related Option is exercised, expires, is terminated, or is surrendered, and may be modified when the related Option is modified.

6.2. Exercise Price.    The exercise price per share for each free-standing SAR granted under the Plan shall be set forth in the Agreement. In no event shall the exercise price be less than 100% of the Fair Market Value of the Stock on the Grant Date.

6.3. Term.    The term of each SAR granted under the Plan shall be set forth in the Agreement; provided, however that in no event shall a SAR be exercisable after the day before the tenth anniversary of the Grant Date. Unless sooner forfeited or otherwise terminated pursuant to the terms hereof or of the Agreement, each SAR granted under the Plan shall expire at the end of its term, and the term may not be extended. No SAR may be exercised after the expiration of its term.

6.4. Exercisability (Vesting).    Each SAR granted under the Plan shall be subject to the vesting conditions set forth in the Agreement; provided, however, that (a) the exercisability of any SAR may be accelerated in whole or in part, at any time, by the Administrator (or its designee), and (b) if a SAR relates to all or part of an Option, such SAR shall be exercisable only to the extent that the related Option is exercisable. Subject to the provisions of the Agreement, each SAR that is exercisable pursuant to the preceding sentence shall remain exercisable thereafter until the expiration of its term as described in Section 6.3.

6.5. Exercise.    To the extent that a SAR has become exercisable in accordance with Section 6.4, such SAR may be exercised in accordance with the procedures set forth in Section 5.5 (Exercise), but without the requirement to make a payment therefor. If the SAR is related to all or part of an Option, the Optionee must provide with the exercise notice an instrument effecting the surrender of the related portion of the Option. Each SAR may be settled in shares of Stock, cash, or a combination of cash and shares (provided that shares of Stock underlying any SAR that is settled in cash shall not be available to be issued in a future Award). No fractional shares shall be issued; any amount that would have been payable in fractional shares shall be paid in cash.

6.6. Other Conditions.    The Administrator (or its designee) may impose any other conditions upon the exercise of SARs. Such conditions may govern the right to exercise SARs granted before the adoption or amendment of such conditions as well as SARs granted thereafter.

6.7. Modification Rules.    The modification rules and restrictions set forth in Sections 5.6 (General Modification Rules) and 5.7 (Special Modification in the Event of a Corporate Transaction) shall also apply with respect to SARs.

ARTICLE 7

RESTRICTED STOCK

7.1. Grant.    The Committee (and the CEO to the extent permitted by Section 4.6) may grant Restricted Stock to Eligible Employees, and the Independent Directors may grant Restricted Stock to Non-Employee Directors. The number of shares granted pursuant to any Restricted Stock Award shall be set forth in the Agreement.

7.2. Restrictions.    During the Period of Restriction set forth in the applicable Agreement, shares of Restricted Stock shall not be sold, transferred, pledged, assigned, exchanged, encumbered, alienated, hypothecated, or otherwise disposed of. Except as otherwise provided in the Agreement, if a Participant‘s employment or other service with the Company terminates before the end of the Period of Restriction for any shares of Restricted Stock, all such restricted shares shall be forfeited, and all rights of the Participant with respect to such shares of Stock shall immediately terminate without any payment or other consideration therefor. Any forfeited shares of Restricted Stock that had been delivered to, or held in custody for, a Participant shall be returned to Avnet, accompanied by any instrument of transfer requested by Avnet.

7.3. Lapse of Period of Restriction (Vesting).    The Period of Restriction for each Award of Restricted Stock shall lapse only upon satisfaction of conditions set forth in the Agreement. Such conditions may be based on (a) continued service to Avnet or a Subsidiary for a specified period, (b) achievement of Performance Objectives, or (c) a combination of (a) and (b). Except as provided in Section 12.2 (Acceleration of Vesting), the Period of Restriction for any Award of Restricted Stock that is not conditioned on achievement of Performance Objectives shall lapse no faster than pro rata over the three (3) year period that starts on the Grant Date.

7.4. Settlement of Restricted Stock.    Shares of Restricted Stock shall become freely transferable immediately following the last day of the Period of Restriction. As soon as practicable after the Period of Restriction lapses, Avnet shall record the stock transfer on its book and records without the need to issue a physical certificate.

7.5. Voting Rights.    During the Period of Restriction, Participants in whose name Restricted Stock is granted under the Plan may exercise full voting rights with respect to those shares.

7.6. Dividend Rights.    During the Period of Restriction, Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to such Restricted Stock Awards, as set forth in this Section 7.6. Dividends paid in cash shall be automatically reinvested in additional shares of Restricted Stock at a purchase price per share equal to the Fair Market Value of a share of Stock on the date such dividend is paid; provided, however, that fractional shares shall not be issued. Any amount that would have been invested in a fractional share shall be payable to the Participant in cash when the Period of Restriction for the underlying shares lapses. All additional shares of Stock received by a Participant in respect of a dividend or other distribution on Restricted Stock, whether through reinvestment or through a dividend or other distribution paid in shares of Stock, shall be subject to the same restrictions (for the same Period of Restriction) as the Restricted Stock with respect to which they were received; and the right to receive cash with respect to any fractional share shall be subject to forfeiture until the Period of Restriction for the underlying shares lapses.

7.7. Foreign Laws.    Notwithstanding any other provision of the Plan, if Restricted Stock is to be awarded to a Participant who is subject to the laws, including the tax laws, of any country other than the United States, the Committee may, in its discretion, direct Avnet to sell, assign, or otherwise transfer the Restricted Stock to a trust or other entity or arrangement, rather than grant the Restricted Stock directly to the Participant.

ARTICLE 8

RESTRICTED STOCK UNITS

8.1. Grant.    The Committee (and the CEO to the extent permitted by Section 4.6) may grant Restricted Stock Units to Eligible Employees, and the Independent Directors may grant Restricted Stock Units to Non-Employee Directors. The number of shares of Stock underlying any Restricted Stock Unit Award shall be set forth in the Agreement.

8.2. Vesting.    An Award of Restricted Stock Units shall be subject to vesting conditions set forth in the applicable Agreement. Such vesting conditions may be based on (a) continued service to Avnet or a Subsidiary for a specified period, (b) achievement of Performance Objectives, or (c) a combination of (a) and (b). Except as provided in Section 12.2 (Acceleration of Vesting), if vesting of a Restricted Stock Unit Award is not conditioned on achievement of Performance Objectives, the Award shall become vested no faster than pro rata over the three (3) year period that starts on the Grant Date.

8.3. Settlement of Restricted Stock Units.    Subject to Section 12.6 (Registration of Shares), as soon as practicable after any Restricted Stock Unit becomes vested, Avnet shall transfer to the Participant one share of Stock for each such vested Restricted Stock Unit, cash in lieu of shares of Stock, or a combination of cash and shares of Stock. No fractional shares shall be issued with respect to vesting of Restricted Stock Units.

8.4. Dividend Rights.    Participants in whose name Restricted Stock Units are granted shall not be entitled to receive dividends or other distributions with respect to shares of Stock underlying such Restricted Stock Unit, unless the Agreement provides otherwise. Any right to receive dividends or other distributions shall be subject to the same vesting conditions and risk of forfeiture as the Restricted Stock Units with respect to which such right is granted, and all dividends and distributions shall be paid when the applicable Restricted Stock Units are settled.

ARTICLE 9

PERFORMANCE SHARE UNITS

9.1. Grant.    The Committee (and the CEO to the extent permitted by Section 4.6) may grant Performance Share Units to Eligible Employees, and the Independent Directors may grant Performance Share Units to Non-Employee Directors. The target and maximum number of Shares deliverable upon achievement of the applicable Performance Objectives shall be set forth in the Agreement.

9.2. Vesting.    Vesting of Performance Share Units shall be conditioned upon the achievement of specified Performance Objectives over a specified Performance Period, and such other conditions as are set forth in the Agreement.

9.3. Settlement of Performance Shares.    After Performance Share Units become vested, Avnet shall transfer to the Participant shares of Stock or cash, or a combination of cash and shares of Stock, corresponding to the vested amount (determined after taking into account the Administrator’s discretion to reduce the amount payable upon achievement of Performance Objectives). No fractional shares shall be issued with respect to vesting of Performance Share Units.

9.4. Dividend Rights.    Participants in whose name Performance Share Units are granted shall not be entitled to receive dividends or other distributions with respect to shares of Stock underlying such Performance Share Units, unless the Agreement provides otherwise. Any right to receive dividends or other distributions shall be subject to the same vesting conditions and risk of forfeiture as the Performance Share Units with respect to which such right is granted, and all dividends and distributions shall be paid when the applicable Performance Share Units are settled.

ARTICLE 10

OTHER STOCK UNIT AWARDS

10.1. Grant.    The Committee (and the CEO to the extent permitted by Section 4.6) may grant Other Stock Unit Awards to Eligible Employees, and the Independent Directors may grant Other Stock Unit Awards to Non-Employee Directors. Each Other Stock Unit Award may be granted as a stand-alone Award or in connection with another Award made under the Plan, and may be in the form of Stock or other securities. The number of shares of Stock or other securities underlying any Other Stock Unit Award shall be set forth in the Agreement.

10.2. Amount of Award.    The value of each Other Stock Unit Award shall be based, in whole or in part, on the value of the underlying Stock or other securities. The Agreement may provide that an Other Stock Unit Award may provide to the Participant (a) dividends or dividend equivalents and (b) cash payments in lieu of or in addition to an Award.

10.3. General Rules for Other Stock Unit Awards.    Subject to the requirements of the Plan, including this Section 10.3, the terms, restrictions, conditions, vesting requirements, and payment rules of an Other Stock Unit Award (collectively, the “Rules”) shall be set forth in the Agreement. Each Other Stock Unit Award need not be subject to comparable Rules.

(a) An Other Stock Unit Award shall be subject to vesting conditions set forth in the applicable Agreement. Such vesting conditions may be based on any criterion permitted by Section 8.2 (Vesting); provided that, except as provided in Section 12.2 (Acceleration of Vesting), the minimum vesting period required by Section 8.2 shall also apply for Other Stock Unit Awards.

(b) An Other Stock Unit Award may be contingent on the payment of cash consideration by the Participant upon receipt of the Award or provide that the Award, and any Stock or other securities issued in conjunction with the Award, be delivered without the payment of cash consideration.

(c) An Other Stock Unit Award may be subject to a deferred payment schedule, if so set forth in the Agreement.

(d) The Administrator, in its sole and complete discretion, as a result of certain circumstances, including the assumption of, or substitution of stock unit awards of a company with which Avnet or a Subsidiary participates in an acquisition, separation, or similar corporate transaction, may waive or otherwise remove, in whole or in part, any restriction or condition imposed on an Other Stock Unit Award at the time of grant.

ARTICLE 11

EXECUTIVE INCENTIVE PERFORMANCE AWARDS

11.1. EIP Awards.    The Committee (and the CEO to the extent permitted by Section 4.6) may issue EIP Awards to Eligible Employees who are Executive Officers or members of senior management of Avnet or of any of its Subsidiaries. Neither this Article 11 nor any other provision of the Plan shall limit in any way the authority of the CEO and other Company officers to issue incentive pay and cash bonuses to Eligible Employees who are not Executive Officers.

11.2. Determination of EIP Amount.    The amount of an EIP Award shall be determined by the Committee (or the CEO to the extent permitted by Section 4.6) and shall be contingent upon the achievement of Performance Objectives specified by the Committee, as set forth in the Agreement.

11.3. Payment of Awards.    EIP Awards shall be paid in cash after the Performance Period has ended and the Committee has certified that the specified Performance Objectives were achieved. Except as otherwise expressly provided in an Agreement, payment shall be made no later than the end of the “applicable 2- 1/2 month period” described in Treas. Reg. § 1.409A-1(b)(4)(i)(A).

11.4. Individual Limitation.    The maximum individual EIP Award permitted for a 12-month Performance Period, is $5,000,000. If the Performance Period is not twelve (12) months, the $5,000,000 limitation shall be adjusted on a pro-rata basis (downward if the Performance Period is less than 12 months and upward if the Performance Period is more than 12 months) to reflect the length of the Performance Period.

ARTICLE 12

ADDITIONAL TERMS AND PROVISIONS

12.1. Agreements.    Promptly after the granting of any Award or the modification of any outstanding Award, the Administrator shall cause such Participant to be notified of such action and shall cause Avnet to deliver to such Participant an Agreement (which Agreement shall be signed on behalf of Avnet by an officer of Avnet with appropriate authorization therefor) evidencing the Award so granted or modified and the terms and conditions thereof and including (when appropriate) an addendum evidencing the SAR so granted or modified and the terms and conditions thereof.

12.2. Acceleration of Vesting.    The Administrator, in its sole discretion, may accelerate the vesting of any Award (including the lapsing of the Period of Restriction for Restricted Stock), or remove conditions for vesting (or lapsing of the Period of Restriction) upon a Change in Control or the Participant’s death, retirement, layoff, separation from service in connection with a Change in Control, or other separation from service where the Administrator determines that such treatment is appropriate and in the Company’s best interests, as well as upon assumption of, or in substitution for equity awards of a company with which Avnet or a Subsidiary participates in an acquisition, separation, merger, or similar corporate transaction; provided, however, that with respect to an Award to a Covered Participant that is intended to qualify as “other performance-based compensation,” waiver of performance conditions shall be permitted only to the extent permitted by Revenue Ruling 2008-13 or any successor thereto. In addition, the Administrator may grant awards of Restricted Stock, Restricted Stock Units, and Other Stock Unit Awards that do not satisfy the minimum vesting periods and Periods of Restriction prescribed by Sections 7.3, 8.2, and 10.3(a); provided, however, that the total number of shares of Stock underlying Awards that do not satisfy such minimum vesting periods and Periods of Restriction shall not exceed five percent (5%) of the total number of shares available for grant under the Plan.

12.3. Tax Withholding.    The Company shall have the right to deduct from all amounts paid to a Participant or beneficiary any taxes that it determines are required by law to be withheld in respect of Awards under the Plan. In the case of an Award settled in shares of Stock, no shares of Stock shall be issued, and no election under Section 83(b) of the Code shall be accepted, unless and until arrangements satisfactory to the Company have been made to satisfy any applicable withholding tax obligations. Without limiting the generality of the foregoing and subject to such terms and conditions as the Committee may impose, the Company shall have the right to (a) retain shares of Stock or (b) subject to such terms and conditions as the Committee may establish from time to time, allow Participants or beneficiaries to (i) tender shares of Stock (including shares of Stock issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld, or (ii) pay the required tax withholding amount to Avnet in cash; and the fair market value of shares of Stock withheld may exceed the minimum statutory withholding requirements. For purposes of determining the number of shares of Stock required to satisfy a tax withholding obligation, the fair market value shall be calculated as of the date that the amount to be withheld is determined. A Participant or beneficiary shall pay Avnet cash for any fractional share that would otherwise be required to be withheld. Regardless of the amount withheld, each Participant and beneficiary shall be responsible at all times for paying all federal, state, and local income and employment taxes allocable to such Participant or beneficiary with respect to any Award (including taxes due with respect to imputed income), and the Company shall not be responsible for any interest or penalty that a Participant incurs by failing to make timely payments of tax.

12.4. No Right to Employment; No Right to Award.    The Plan shall not confer upon any Participant or other individual any right with respect to continuance of employment by the Company, or continuance of membership on the Board of Directors, nor shall it interfere in any way with his right, or the Company’s right, to terminate his employment or Board membership at any time. No provision of the Plan shall be construed to give any Eligible Employee or Non-Employee Director a right to receive an Award.

12.5. Shareholder Rights.    Except as provided in Article 7 with respect to Restricted Stock, no Participant shall acquire or have any rights as a shareholder of Avnet by virtue of any Award until the shares of Stock issued pursuant to the Award or the exercise thereof are recorded in the book and records of Avnet in accordance with the terms of the Plan. Subsequent to such recordation in the book and records of Avnet, the recipient of shares of Stock shall have the full rights of a holder of such Stock.

12.6. Registration of Shares.    It is Avnet’s present intention to register the shares of Stock issued pursuant to the Plan under the Securities Act as necessary. Avnet shall not be obligated to sell or deliver any shares of Stock pursuant to the granting, vesting, or exercise of any Award unless and until —

(a) either (i) Avnet has received from its counsel an opinion concluding that such shares need not be registered under the Securities Act, or (ii) (A) such shares have been registered under the Securities Act, (B) no stop order suspending the effectiveness of such registration statement has been issued and no proceedings therefor have been instituted or threatened under the Securities Act, and (C) there is available at the time of such grant, vesting event, or exercise (as applicable) a prospectus containing certified financial statements and other information meeting the requirements of Section 10(a)(3) of the Securities Act;

(b) such shares are (or upon official notice of issuance will be) listed on each national securities exchange on which the class of Stock is then listed;

(c) if necessary, the prior approval of such delivery has been obtained from any State regulatory body having jurisdiction (but nothing herein contained shall be deemed to require Avnet to register or qualify as a foreign corporation in any State nor, except as to any matter or transaction relating to the sale or delivery of such shares, to consent in service of process in any State); and

(d) if the Committee so requires, Avnet has received an opinion from its counsel with respect to compliance with the matters set forth in subsections (a), (b), and/or (c) of this Section 12.6.

In addition, the making of any Award or determination, the delivery or recording of a stock transfer, and payment of any amount due to a Participant may be postponed for such period as Avnet may require, in the exercise of reasonable diligence, to comply with the requirements of any applicable law.

12.7. Document Requirements.    The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all applicable laws.

12.8. Deferrals.    The Administrator may allow a Participant to elect to defer receipt of any payment of cash or any delivery of shares of Stock that would otherwise be due to such Participant by virtue of the exercise, earn-out, or settlement of any Award made under the Plan, other than Options or Stock Appreciation Rights. If such election is permitted, the Committee shall establish rules and procedures for such deferrals, including provisions that the Committee or the Participant determines are necessary or advisable to comply with, or avoid being subject to, the requirements of Section 409A of the Code, and provisions for the payment or crediting of dividend equivalents in respect of deferrals credited in units of Stock.

12.9. Recoupment.    Each Award shall be subject to the terms and conditions of Avnet’s compensation recoupment or clawback policy, as in effect and amended from time to time, including disgorgement or repayment to the extent required by such policy (taking into account changes to such policy that are made after the date hereof and after the date of the applicable Agreement).

12.10. Nontransferability.    Except as otherwise provided in Section 7.7 (Foreign Laws), this Section 12.10, or the applicable Agreement, no Award granted under the Plan, and no interests therein, may be sold, transferred, pledged, assigned, exchanged, encumbered or otherwise alienated or hypothecated; and each Award shall be exercisable during the Participant’s lifetime only by the Participant or his legal guardian or representative.

(a) An Award may be transferred by testamentary disposition or the laws of descent and distribution.

(b) The Committee shall have sole discretion to approve, and to establish terms and conditions for, a transfer of an Option other than an Incentive Stock Option to (i) the child, step-child, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, son-in-law, father-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships, and any person sharing the Participant’s household (other than a tenant or employee) of the Participant (an “Immediate Family Member”); (ii) a trust in which Immediate Family Members have more than 50% of the beneficial interest; (iii) a foundation in which Immediate Family Members or the Employee control the management of the assets; or (iv) any other entity in which Immediate Family Members or the Employee own more than 50% of the voting interests (each (i) — (iv), a “Permitted Transferee”); provided, however, that, without the prior approval of the Committee, no Permitted Transferee shall further transfer an Award, either directly or indirectly, other than by testamentary disposition or the laws of descent and distribution. For example, without prior approval of the Committee, a Permitted Transferee may not transfer an

Award by reason of the dissolution of, or a change in the beneficiaries of, a Permitted Transferee that is a trust; the sale, merger, consolidation, dissolution, or liquidation of a Permitted Transferee that is a partnership (or the sale of all or any portion of the partnership interests therein); or the sale, merger, consolidation, dissolution or liquidation of a Permitted Transferee that is a corporation (or the sale of all or any portion of the stock thereof).

(c) The Committee shall have discretion to authorize a transfer pursuant to a domestic relations order; provided, however, that the Committee shall not be required under any circumstance to accept or approve a transfer pursuant to a domestic relations order.

(d) An Award may be forfeited or transferred to the extent required to satisfy a tax levy or judgment under the Mandatory Victims Restitution Act or similar federal or state law.

12.11. Applicable Law and Severability.    The Plan, and its rules, rights, agreements and regulations, shall be governed, construed, interpreted and administered solely in accordance with the laws of the state of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. If any provision of the Plan is held invalid, illegal, or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or the Plan overall, which shall remain in full force and effect as if such invalid, illegal or unenforceable provision (or portion thereof) had never been included in the Plan.

12.12. Special Incentive Compensation.    No shares of Stock or other remuneration provided pursuant to an Award, other than an EIP Award, shall be included in compensation for purposes of determining the amount payable to any individual under any pension, savings, retirement, life insurance, or other employee benefits arrangement of the Company, unless otherwise determined by the Company. Remuneration provided pursuant to an EIP Award shall be included in compensation to the extent (and only to the extent) required by the applicable employee benefits arrangement.

12.13. Section 16(b) of the Exchange Act.    All Agreements for Participants subject to Section 16(b) of the Exchange Act shall be deemed to include any such additional terms, conditions, limitations and provisions as Rule 16b-3 requires, unless the Committee in its discretion determines that any such Award should not be governed by Rule 16b-3. In addition, with respect to persons subject to Section 16(b) of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent that any provision of the Plan or any action by the Administrator fails to comply with Rule 16b-3, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.14. Section 162(m) of the Code.    Each Award to a Covered Participant that is contingent upon the achievement of Performance Objectives shall be deemed to include any such additional terms, conditions, limitations, and other provisions as are necessary for such Award to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, unless the Committee in its discretion determines that such Award is not intended to qualify as “other performance-based compensation.” Performance Objectives for each Award granted to a Covered Employee shall be measured over a stated Performance Period, on an absolute basis or relative to a pre-established target, as specified by the Committee and reflected in the Agreement. The Performance Objectives for each Award that is intended to qualify as “other performance-based compensation” shall be set forth in writing, at a time when achievement of the Performance Objectives is substantially uncertain, no later than the earlier of (a) 90 days after commencement of the period of service (within the meaning of Treas. Reg. § 1.162-27(e)(2)(i)) to which the Performance Objectives relate, or (b) before 25 percent (25%) of such period of service has elapsed. To the extent permitted by Section 162(m)(4)(C) of the Code, the Committee may adjust performance results to take into account extraordinary, unusual, non-recurring, or non-comparable items, and shall have discretion to reduce (but not to increase) the amount due upon achievement of any Performance Objective. No amount shall be paid to a Covered Employee pursuant to an Award that is contingent upon the achievement of

Performance Objectives unless and until the Committee has certified that the Performance Objectives have been satisfied. To the extent required by Section 162(m) of the Code, canceled Awards shall continue to be counted against the limit set forth in Section 3.2 (Individual Limitations) on shares of Stock available for Awards.

12.15. Section 409A of the Code.    The Plan, any Award granted under the Plan, and all Agreements evidencing such Awards, shall be interpreted, administered, and construed consistent with the intent that (a) all options, SARs, and comparable awards shall be exempt from Section 409A of the Code by reason of the exemption for certain stock rights set forth in Treas. Reg. § 1.409A-1(b)(5); (b) all Awards of Restricted Stock shall be exempt from Section 409A of the Code by reason of the exemption for restricted property governed by Section 83 of the Code set forth in Treas. Reg. § 1.409A-1(b)(6); and (c) except to the extent that the applicable Agreement clearly sets forth an intent to provide for nonqualified deferred compensation that is subject to the requirements of Section 409A, all Restricted Stock Unit Awards, Performance Share Unit Awards, Other Stock Unit Awards, and EIP Awards shall be exempt from Section 409A of the Code by reason of the “short-term deferral rule” set forth in Treas. Reg. § 1.409A-1(b)(4).

12.16. Application of Proceeds.    The proceeds received by the Company from the sale of Stock under the Plan shall be used for general corporate purposes.

12.17. Rules of Construction.    Whenever used in the Plan, (a) words in the masculine gender shall be deemed to refer to females as well as to males; (b) words in the singular shall be deemed to refer also to the plural; (c) the word “include” shall mean “including but not limited to”; (d) references to a statute or regulation or statutory or regulatory provision shall refer to that provision (or to a successor provision of similar import) as currently in effect, as amended, or as reenacted, and to any regulations and other formal guidance of general applicability issued thereunder; and (e) references to a law shall include any statute, regulation, rule, court case, or other requirement established by an exchange or a governmental authority or agency, and applicable law shall include any tax law that imposes requirements in order to avoid adverse tax consequences.

12.18. Headings and Captions.    The headings and captions in this Plan document are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

12.19. Effective Date.    The Plan shall become effective on the date the Plan is approved by Avnet’s shareholders.

ARTICLE 13

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

13.1. Share Adjustments.    If the Stock is split, divided, or otherwise reclassified into or exchanged for a greater or lesser number of shares of Stock or into shares of Stock and/or any other securities of Avnet by reason of recapitalization, reclassification, stock split or reverse split, combination of shares or other reorganization, the term “Stock” as used herein shall thereafter mean the number and kind of shares or other securities into which the Stock shall have been so split, divided or otherwise reclassified or for which the Stock shall have been so exchanged; and the remaining number of shares of Stock which may, in the aggregate, thereafter be delivered pursuant to the grant or exercise of an Award and the remaining number of shares of Stock which may thereafter be delivered pursuant to the exercise of any Options and/or Stock Appreciation Rights then outstanding, shall be correspondingly adjusted. If a dividend payable in shares of Stock is paid to the holders of outstanding shares of Stock, the remaining number of shares of Stock which may, in the aggregate, thereafter be delivered pursuant to the exercise or grant of Awards, and the remaining number of shares of Stock that may thereafter be delivered pursuant to the exercise of any Awards then outstanding shall be increased by the percentage that the number of shares of Stock so paid as a dividend bears to the total number of shares of Stock outstanding immediately before the payment of such dividend. If an extraordinary cash dividend is paid to the holders of outstanding shares of Stock, the remaining number of shares of Stock that may, in the aggregate, thereafter be delivered pursuant to the exercise or grant of Awards and the remaining number of shares of Stock that may thereafter be delivered pursuant to the exercise of any Awards then outstanding, shall be equitably adjusted by the Committee.

13.2. Exercise Price Adjustments.    If the Stock is split, divided or otherwise reclassified or exchanged, or that any dividend payable in shares or Stock or extraordinary cash dividend is paid to the holders of outstanding shares of Stock, in each case, as provided in the preceding paragraph, the purchase price per share of Stock upon exercise of outstanding Options, and the aggregate number of shares of Stock with respect to which Awards may be granted to any Participant in any calendar year, shall be correspondingly adjusted.

13.3. Fractional Shares.    Notwithstanding any other provision of this Article 13, if upon any adjustment made in accordance with Section 13.1 above, the remaining number of shares of Stock which may thereafter be delivered pursuant to the exercise of any Award then outstanding shall include a fractional share of Stock, such fractional share of Stock shall be disregarded for all purposes of the Plan and the Optionee holding such Award shall become entitled neither to purchase the same nor to receive cash or other property in payment therefor or in lieu thereof.

ARTICLE 14

AMENDMENT OR TERMINATION OF THE PLAN

14.1. The Plan shall automatically terminate on November 30, 2023, unless it is sooner terminated pursuant to Section 14.2, below. No Award shall be granted after the Plan terminates. All Awards granted before the Plan terminates shall continue in effect thereafter in accordance with the terms of the applicable Agreements and the Plan.

14.2. Reservation of Rights.    The Board of Directors may amend or terminate the Plan at any time as the Board may deem advisable and in the best interests of Avnet; provided, however, that —

(i) the terms of an outstanding Award shall not be changed without written consent of the Participant and,

(ii) the affirmative vote of a majority of the votes cast at a meeting of the shareholders of Avnet duly called and held for that purpose, shall be required for any change that (a) affects the composition or functioning of the Committee; (b) materially increases the aggregate number of shares of Stock that may be delivered pursuant to the exercise of Awards; (c) materially increases the aggregate number of shares of Stock with respect to which Options or other Awards may be granted to any Participant during any calendar year; (d) materially decreases the minimum purchase price per share of Stock (in relation to the Fair Market Value thereof at the respective dates of grant) upon the exercise of Options; (e) extends the ten-year maximum period within which an Award is exercisable or the termination date of the Plan; or (f) otherwise triggers a shareholder approval requirement under an applicable law or listing standard.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM. Eastern Time the day before the cut-off date or meeting date scheduled for November 8, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM. Eastern Time the day before the cut-off date or meeting date scheduled for November 8, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M63271-P42293-Z61206	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AVNET, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
Vote on Directors					☐	☐	☐
1.	Election of Directors
Nominees:
	01)	J. Veronica Biggins	06)	Frank R. Noonan
	02)	Michael A. Bradley	07)	Ray M. Robinson
	03)	R. Kerry Clark	08)	William H. Schumann III
	04)	Richard P. Hamada	09)	William P. Sullivan
	05)	James A. Lawrence

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:										For	Against	Abstain

2.	Advisory vote on executive compensation.									☐	☐	☐

3.	To approve the Avnet, Inc. 2013 Stock Compensation and Incentive Plan.									☐	☐	☐

4.	Ratification of appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending June 28, 2014.									☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date					Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS

Friday, November 8, 2013

7:30 a.m. (local time)

Avnet, Inc.

2211 South 47th Street

Phoenix, AZ 85034

You may vote through the Internet, by telephone or by mail.

Please read the card carefully for instructions.

However you decide to vote, your presence, in person or by proxy,

at the Annual Meeting of Shareholders is important.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M63272-P42293-Z61206

AVNET, INC.

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders on

November 8, 2013

The undersigned shareholder of AVNET, INC. (the “Company”) hereby constitutes and appoints Richard Hamada and Kevin Moriarty, or either of them, as proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Shareholders to be held at 7:30 a.m., local time, at Avnet, Inc., 2211 South 47th Street, Phoenix, AZ 85034, on November 8, 2013, or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal, but, if no instruction is given on the reverse side, to vote FOR the election of directors of the nine persons named on the reverse side, FOR the approval of the advisory vote on executive compensation, FOR the approval of the Avnet, Inc. 2013 Stock Compensation and Incentive Plan, and FOR the ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending June 28, 2014 and (ii) to vote, in their discretion, with respect to other such matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.

Continued and to be signed on reverse side